                                                                      Exhibit 99

                      REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Lyondell Chemical Company

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, stockholders' equity and cash flows present fairly, in all material respects, the financial position of Lyondell Chemical Company and its subsidiaries at December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

PRICEWATERHOUSECOOPERS LLP

Houston, Texas
March 8, 2002

                                                                      EXHIBIT 99

                            LYONDELL CHEMICAL COMPANY

                        CONSOLIDATED STATEMENTS OF INCOME

                                                   For the year ended December 31,
                                                   -------------------------------
Millions of dollars, except per share data           2001       2000        1999
------------------------------------------------   -------     -------     -------
Sales and other operating revenues                 $ 3,226     $ 4,036     $ 3,693

Operating costs and expenses:
  Cost of sales                                      2,771       3,371       2,891
  Selling, general and administrative expenses         149         190         240
  Research and development expense                      32          35          58
  Amortization of goodwill and other intangibles        99         101         100
  Unusual charges                                       63          --          --
                                                   -------     -------     -------
                                                     3,114       3,697       3,289
                                                   -------     -------     -------
  Operating income                                     112         339         404

Interest expense                                      (386)       (514)       (616)
Interest income                                         17          52          27
Other income (expense), net                             (4)         27           5
Gain on sale of assets                                  --         590          --
                                                   -------     -------     -------
  Income (loss) before equity investments,
    income taxes and extraordinary items              (261)        494        (180)
                                                   -------     -------     -------
Income (loss) from equity investments:
  Equistar Chemicals, LP                               (77)        101          52
  LYONDELL-CITGO Refining LP                           129          86          23
  Other                                                (12)         12           1
                                                   -------     -------     -------
                                                        40         199          76
                                                   -------     -------     -------
  Income (loss) before income
    taxes and extraordinary items                     (221)        693        (104)

Provision for (benefit from) income taxes              (76)        223         (24)
                                                   -------     -------     -------
  Income (loss) before extraordinary items            (145)        470         (80)

Extraordinary losses on extinguishment
  of debt, net of income taxes                          (5)        (33)        (35)
                                                   -------     -------     -------
Net income (loss)                                  $  (150)    $   437     $  (115)
                                                   =======     =======     =======
Basic earnings per share:
  Income (loss) before extraordinary items         $ (1.24)    $  4.00     $  (.77)
  Extraordinary losses                                (.04)       (.28)       (.33)
                                                   -------     -------     -------
  Net income (loss)                                $ (1.28)    $  3.72     $ (1.10)
                                                   =======     =======     =======
Diluted earnings per share:
  Income (loss) before extraordinary items         $ (1.24)    $  3.99     $  (.77)
  Extraordinary losses                                (.04)       (.28)       (.33)
                                                   -------     -------     -------
  Net income (loss)                                $ (1.28)    $  3.71     $ (1.10)
                                                   =======     =======     =======

                 See Notes to Consolidated Financial Statements.

                            LYONDELL CHEMICAL COMPANY

                           CONSOLIDATED BALANCE SHEETS

                                                                               December 31,
                                                                            ------------------

Millions, except shares and par value data                                   2001       2000
------------------------------------------                                  -------    -------
ASSETS
Current assets:
  Cash and cash equivalents                                                 $   146    $   260
  Accounts receivable:
    Trade, net                                                                  317        465
    Related parties                                                              35         43
  Inventories                                                                   316        392
  Prepaid expenses and other current assets                                     116         49
  Deferred tax assets                                                           277        136
                                                                            -------    -------
    Total current assets                                                      1,207      1,345
Property, plant and equipment, net                                            2,293      2,429
Investments and long-term receivables:
  Investment in PO joint ventures                                               717        621
  Investment in Equistar Chemicals, LP                                          522        599
  Receivable from LYONDELL-CITGO Refining LP                                    229        229
  Investment in LYONDELL-CITGO Refining LP                                       29         20
  Other investments and long-term receivables                                   122        137
Goodwill, net                                                                 1,102      1,152
Other assets, net                                                               482        515
                                                                            -------    -------

Total assets                                                                $ 6,703    $ 7,047
                                                                            =======    =======

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable:
    Trade                                                                   $   261    $   315
    Related parties                                                              58         86
  Current maturities of long-term debt                                            7         10
  Accrued liabilities                                                           233        323
                                                                            -------    -------
    Total current liabilities                                                   559        734
Long-term debt                                                                3,846      3,844
Other liabilities                                                               583        441
Deferred income taxes                                                           790        702
Commitments and contingencies
Minority interest                                                               176        181
Stockholders' equity:
  Common stock, $1.00 par value, 250,000,000 shares
    authorized, 120,250,000 issued                                              120        120
    Additional paid-in capital                                                  854        854
    Retained earnings                                                           247        504
    Accumulated other comprehensive loss                                       (397)      (258)
    Treasury stock, at cost, 2,687,080 and 2,689,667 shares, respectively       (75)       (75)
                                                                            -------    -------
    Total stockholders' equity                                                  749      1,145
                                                                            -------    -------

Total liabilities and stockholders' equity                                  $ 6,703    $ 7,047
                                                                            =======    =======

                 See Notes to Consolidated Financial Statements.

                                      LYONDELL CHEMICAL COMPANY

                               CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                        For the year ended December 31,
                                                        -------------------------------
Millions of dollars                                      2001        2000        1999
-------------------                                     -------     -------     -------
Cash flows from operating activities:
  Net income (loss)                                     $  (150)    $   437     $  (115)
  Adjustments to reconcile net income (loss) to
   cash provided by operating activities:
    Depreciation and amortization                           269         279         330
    Gain on sale of assets                                   --        (590)         --
    Losses from equity investments                           89          --          --
    Unusual charges                                          63          --          --
    Extraordinary items                                       5          33          35
    Deferred income taxes                                     7          55          36
  Changes in assets and liabilities that
    provided (used) cash:
    Accounts receivable                                     154        (160)       (124)
    Inventories                                              48           3          15
    Accounts payable                                        (74)         67          52
    Prepaid expenses and other current assets               (85)         85         (51)
    Other assets and liabilities                           (127)       (148)        122
                                                        -------     -------     -------
      Cash provided by operating activities                 199          61         300
                                                        -------     -------     -------
Cash flows from investing activities:
  Expenditures for property, plant and equipment            (68)       (104)       (131)
  Proceeds from sales of assets, net of cash sold            --       2,497          --
  Contributions and advances to affiliates                 (173)        (40)        (52)
  Distributions from affiliates in excess of earnings        50          85         134
  Other                                                      --          --           4
                                                        -------     -------     -------
      Cash (used in) provided by investing activities      (191)      2,438         (45)
                                                        -------     -------     -------
Cash flows from financing activities:
  Repayments of long-term debt                             (394)     (2,417)     (4,122)
  Proceeds from issuance of long-term debt                  393          --       3,400
  Payment of debt issuance costs                            (15)        (20)       (107)
  Issuance of common stock                                   --          --         736
  Dividends paid                                           (106)       (106)        (97)
  Other                                                      --          --           8
                                                        -------     -------     -------
      Cash used in financing activities                    (122)     (2,543)       (182)
                                                        -------     -------     -------
Effect of exchange rate changes on cash                      --          (3)          1
                                                        -------     -------     -------
(Decrease) increase in cash and cash equivalents           (114)        (47)         74
Cash and cash equivalents at beginning of period            260         307         233
                                                        -------     -------     -------
Cash and cash equivalents at end of period              $   146     $   260     $   307
                                                        =======     =======     =======

                 See Notes to Consolidated Financial Statements.

                            LYONDELL CHEMICAL COMPANY

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                                      Accumulated
                                                                           Additional                    Other
                                                     Common Stock           Paid-In      Retained     Comprehensive   Comprehensive
                                                 ----------------------
Millions, except shares and per share data        Issued      Treasury      Capital      Earnings      Income(Loss)   Income(Loss)
------------------------------------------       ---------   ----------   ----------   -----------    --------------  --------------
Balance, January 1, 1999
  (80,000,000 shares issued;
    2,978,203 treasury shares)                    $   80       $ (83)        $ 158         $ 387      $     32         $      --
      Net loss                                        --          --            --          (115)           --              (115)
      Cash dividends ($.90 per share)                 --          --            --           (97)           --                --
      Issuance of common stock                        40          --           696            --            --                --
      Reissuance of 299,227 treasury shares
        under restricted stock plan                   --           8            --            (3)           --                --
      Foreign currency translation, net of
        tax of $31                                    --          --            --            --           (96)              (96)
                                                 ---------    ---------    ----------    ---------    -------------   -------------
      Comprehensive loss                                                                                               $    (211)
                                                                                                                       ============

Balance, December 31, 1999
  (120,250,000 shares issued;
    2,678,976 treasury shares)                    $  120       $ (75)        $ 854         $ 172      $    (64)        $      --
    Net income                                        --          --            --           437            --               437
    Cash dividends ($.90 per share)                   --          --            --          (106)           --                --
    Reissuance of 60,436 treasury shares
      under restricted stock plan                     --           2            --            --            --                --
    Forfeiture of 71,127 shares
      under restricted stock plan                     --          (2)           --             1            --                --
    Foreign currency translation                      --          --            --            --          (183)             (183)
    Minimum pension liability,
      net of tax of $5                                --          --            --            --           (11)              (11)
                                                 ---------    ---------    ----------    ---------    -------------    ------------
    Comprehensive income                                                                                               $     243
                                                                                                                       ============

Balance, December 31, 2000
  (120,250,000 shares issued;
    2,689,667 treasury shares)                    $  120       $ (75)        $ 854         $ 504        $ (258)        $      --
    Net loss                                          --          --            --          (150)           --              (150)
    Cash dividends ($.90 per share)                   --          --            --          (106)           --                --
    Reissuance of 2,587 treasury shares
      under restricted stock plan                     --          --            --            (1)           --                --
    Unrealized loss on derivative
      instruments                                                                                           (2)               (2)
    Foreign currency translation                      --          --            --            --           (53)              (53)
    Minimum pension liability,
      net of tax of $46                               --          --            --            --           (84)              (84)
                                                 ---------    ---------    ----------    ---------    -------------   -------------
    Comprehensive loss                                                                                                 $    (289)
                                                                                                                       ============
Balance, December 31, 2001
  (120,250,000 shares issued;
    2,687,080 treasury shares)                    $  120       $ (75)        $ 854         $ 247        $ (397)
                                                 =========    =========    ==========    =========    =============

                           See Notes to Consolidated Financial Statements.

                            LYONDELL CHEMICAL COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  Description of the Company and Operations

Lyondell Chemical Company ("Lyondell") is a leading worldwide producer and marketer of propylene oxide ("PO"), propylene glycol, propylene glycol ethers, butanediol ("BDO") toluene diisocyanate ("TDI"), styrene monomer ("SM") and methyl tertiary butyl ether ("MTBE"), the principal derivative of tertiary butyl alcohol ("TBA"). These operations are consolidated and reported as the intermediate chemicals and derivatives ("IC&D") segment.

Lyondell's operations in the petrochemicals and polymers segments are conducted through its joint venture ownership interest in Equistar Chemicals, LP ("Equistar") (see Note 8). Lyondell accounts for its investment in Equistar using the equity method of accounting. Equistar's petrochemicals segment produces olefins, including ethylene, propylene and butadiene; aromatics, including benzene and toluene; oxygenated products, including ethylene oxide and derivatives, ethylene glycol, ethanol and MTBE. Equistar's polymers segment produces polyolefins, including high density polyethylene ("HDPE"), low density polyethylene ("LDPE"), linear-low density polyethylene ("LLDPE") and polypropylene; and performance polymers products, including wire and cable insulating resins, and polymeric powders.

Lyondell's refining segment operations are conducted through its joint venture ownership interest in LYONDELL-CITGO Refining LP ("LCR") (see Note 9). Lyondell accounts for its investment in LCR using the equity method of accounting. LCR produces refined petroleum products, including gasoline, low sulfur diesel, jet fuel, aromatics, and lubricants.

Lyondell has additional operations conducted through its 75% joint venture ownership interest in Lyondell Methanol Company, LP ("LMC"), which produces methanol. Lyondell accounts for its investment in LMC using the equity method of accounting.

2.  Summary of Significant Accounting Policies

Basis of Presentation--The consolidated financial statements include the accounts of Lyondell and its subsidiaries. Investments in joint ventures where Lyondell exerts a certain level of management control, but lacks full decision making ability over all major issues, are accounted for using the equity method of accounting. Under those circumstances, this accounting treatment is used even though Lyondell's ownership percentage may exceed 50%.

Revenue Recognition--Revenue from product sales is recognized as risk and title to the product transfer to the customer, which usually occurs when shipment is made.

Cash and Cash Equivalents--Cash equivalents consist of highly liquid debt instruments such as certificates of deposit, commercial paper and money market accounts purchased with an original maturity date of three months or less. Cash equivalents are stated at cost, which approximates fair value. Lyondell's policy is to invest cash in conservative, highly rated instruments and limit the amount of credit exposure to any one institution. Lyondell performs periodic evaluations of the relative credit standing of these financial institutions, which are considered in Lyondell's investment strategy.

Lyondell has no requirements for compensating balances in a specific amount at a specific point in time. Lyondell does maintain compensating balances for some of its banking services and products. Such balances are maintained on an average basis and are solely at Lyondell's discretion. As a result, none of Lyondell's cash is restricted.

Inventories--Inventories are stated at the lower of cost or market. Cost is determined on the last-in, first-out ("LIFO") basis for substantially all inventories, excluding materials and supplies. Materials and supplies are valued using the average cost method.

                            LYONDELL CHEMICAL COMPANY

Inventory exchange transactions, which involve homogeneous commodities in the same line of business and do not involve the payment or receipt of cash, are not accounted for as purchases and sales. Any resulting volumetric exchange balances are accounted for as inventory in accordance with the normal LIFO valuation policy.

Property, Plant and Equipment--Property, plant and equipment are recorded at cost. Depreciation of property, plant and equipment is computed using the straight-line method over the estimated useful lives of the related assets, generally 25 years for major manufacturing equipment, 30 years for buildings, 10 to 15 years for light equipment and instrumentation, 15 years for office furniture and 3 to 5 years for information system equipment. Upon retirement or sale, Lyondell removes the cost of the asset and the related accumulated depreciation from the accounts and reflects any resulting gain or loss in the Consolidated Statement of Income. Lyondell's policy is to capitalize interest cost incurred on debt during the construction of major projects exceeding one year.

Long-Lived Asset Impairment--Lyondell evaluates long-lived assets, including identifiable intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When it is probable that undiscounted future cash flows will not be sufficient to recover an asset's carrying amount, the asset is written down to its fair value. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell. Beginning in 2002, as discussed below, goodwill will be reviewed for impairment under SFAS No. 142 based on fair values.

Goodwill--Goodwill represents the excess of purchase price paid over the value assigned to the net tangible and identifiable intangible assets of a business acquired. Goodwill is being amortized using the straight-line method over 40 years, the estimated useful life. Amortization of goodwill will cease as of January 1, 2002 as described below under Recent Accounting Standards.

Turnaround Maintenance and Repair Costs--Cost of maintenance and repairs incurred in connection with turnarounds of major units at Lyondell's manufacturing facilities exceeding $5 million are deferred and amortized using the straight-line method until the next planned turnaround, generally four to six years. These costs are maintenance, repair and replacement costs that are necessary to maintain, extend and improve the operating capacity and efficiency rates of the production units.

Deferred Software Costs--Costs to purchase and to develop software for internal use are deferred and amortized on a straight-line basis over a range of 3 to 7 years.

Other Deferred Charges--Other deferred charges are carried at amortized cost and primarily consist of capacity reservation fees and other long-term processing rights and costs, deferred debt issuance costs and patents and licensed technology. These assets are amortized using the straight-line method over their estimated useful lives or the term of the related agreement, if shorter.

Environmental Remediation Costs--Anticipated expenditures related to investigation and remediation of contaminated sites, which include operating facilities and waste disposal sites, are accrued when it is probable a liability has been incurred and the amount of the liability can reasonably be estimated. Estimates have not been discounted to present value.

Minority Interest--Minority interest primarily represents the interest of third-party investors in a partnership that owns Lyondell's PO/SM II plant at the Channelview, Texas complex. The minority interest share of the partnership's income or loss is reported in "Other income (expense), net" in the Consolidated Statement of Income.

Income Taxes--Deferred income taxes result from temporary differences in the recognition of revenues and expenses for tax and financial reporting purposes. Valuation allowances are provided against deferred tax assets when it is more likely than not that some portion or all of the deferred tax asset will not be realized.

                            LYONDELL CHEMICAL COMPANY

Foreign Currency Translation--The functional currency of Lyondell's principal foreign operations is the local currency, except the Brazilian operation for which it is the U.S. dollar.

Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Accounting Changes Adopted in 2001--As of January 1, 2001, Lyondell adopted Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities. Under SFAS No. 133, all derivative instruments are recorded on the balance sheet at fair value. Gains or losses from changes in the fair value of derivatives used as cash flow hedges are deferred in accumulated other comprehensive income, to the extent the hedge is effective, and subsequently reclassified to earnings to offset the impact of the forecasted transaction. Implementation of SFAS No. 133 and SFAS No. 138 did not have a material effect on the consolidated financial statements of Lyondell.

Recent Accounting Standards--In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets, effective January 1, 2002. SFAS No. 141 is effective for business combinations initiated after June 30, 2001 and is not expected to have a material effect on intangible assets acquired in business combinations effected prior to July 1, 2001. SFAS No. 142 prescribes discontinuance of the amortization of goodwill as well as annual review of goodwill for impairment. Lyondell does not expect the implementation of SFAS No. 142 to result in any impairment of goodwill. Equistar expects the implementation of SFAS No. 142 to result in the impairment of the entire balance of its goodwill, resulting in a $1.1 billion charge. Lyondell's 41% share of the Equistar charge, or $432 million, will be reported as the cumulative effect of a change in accounting principle as of January 1, 2002. In addition, also as a cumulative effect of the implementation of SFAS No. 142, Lyondell's "negative" goodwill, representing a portion of the difference between Lyondell's investment in Equistar and Lyondell's 41% share of Equistar's partners' capital, will be written off, offsetting the cumulative charge. Pretax earnings in 2002 and subsequent years will be favorably affected by $30 million annually because of the elimination of goodwill amortization.

In June 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. In October 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Adoption of SFAS No. 143 and SFAS No. 144 in calendar years 2003 and 2002, respectively, is not expected to have a material effect on the consolidated financial statements of Lyondell.

Reclassifications--Certain previously reported amounts have been reclassified to conform to classifications adopted in 2001.

3.  Unusual Charges

During 2001, Lyondell recorded a pretax charge of $63 million associated with its decision to exit the aliphatic diisocyanates ("ADI") business. The decision reflected the limited ongoing strategic value to Lyondell of the ADI business and Lyondell's poor competitive position. The decision involves the shutdown of the ADI manufacturing unit at the Lake Charles, Louisiana facility. The action included a 20% reduction of the Lake Charles workforce, as well as ADI-related research and sales positions at other locations. The $63 million charge included $45 million to adjust the carrying values of the ADI assets to their net realizable value, and accrued liabilities of $15 million for exit costs and $3 million for severance and other employee-related costs for nearly 100 employee positions that were eliminated. Payments of $2 million for exit costs and $2 million for severance and other employee-related costs were made through December 31, 2001, resulting in a remaining accrued liability of $14 million at year end.

                            LYONDELL CHEMICAL COMPANY

4.  Extraordinary Items

As part of the fourth quarter 2001 refinancing (see Note 14), Lyondell wrote off unamortized debt issuance costs and amendment fees of $7 million related to the early repayment of $384 million of variable-rate debt outstanding under Lyondell's credit facility. The charge, less a tax benefit of $2 million, was reported as an extraordinary loss on extinguishment of debt. During 2000, Lyondell retired debt in the principal amount of $2.2 billion prior to maturity. Lyondell wrote off $40 million of unamortized debt issuance costs and amendment fees and paid call premiums of $10 million. The total charges of $50 million, less a tax benefit of $17 million, were reported as an extraordinary loss on extinguishment of debt. During 1999, Lyondell retired and partially refinanced debt in the principal amount of $4.1 billion prior to maturity. Unamortized debt issuance costs and amendment fees of $54 million, less a tax benefit of $19 million, were written off and reported as an extraordinary loss on extinguishment of debt. Previously, these debt issuance costs and amendment fees had been deferred and were being amortized to interest expense.

5.  Purchase of Arco Chemical Company

Substantially all of Lyondell's consolidated operations were acquired with the July 28, 1998 acquisition of ARCO Chemical Company ("ARCO Chemical"). Concurrent with the acquisition, which was accounted for as a purchase, Lyondell accrued liabilities for costs associated with the delay of construction of the PO-11 plant, vesting of certain key manager benefits pursuant to a change of control provision, severance costs for the involuntary termination of certain headquarters employees and relocation costs for moving personnel to Lyondell's Houston headquarters. The total accrued liability for these items was approximately $255 million at the date of acquisition. Lyondell subsequently revised the portion of the estimated liabilities for penalties and cancellation charges related to the PO-11 (see Note 7) lump-sum construction contract and related commitments. Based on the final negotiated terms, Lyondell reduced the accrued liability by $13 million in 1999 and by $8 million in 2000. In addition, during 2000 Lyondell finalized the portion of the accrued liability related to employee costs and reduced the liability by $10 million. The benefit in 2000 from the accrual reversal was substantially offset by other acquisition-related costs. Through December 31, 2001, Lyondell had paid and charged approximately $217 million against the accrued liability. The remaining $7 million of the accrued liability relates to PO-11 commitments and will be paid periodically through the first quarter 2003.

6.  Gain on Sale of Assets

On March 31, 2000, Lyondell completed the sale of the polyols business and ownership interests in its U.S. PO manufacturing operations to Bayer AG and Bayer Corporation (collectively "Bayer") for approximately $2.45 billion. Lyondell recorded a pretax gain on the sale of $544 million. In the third quarter 2000, the final settlement of working capital with Bayer and resolution of certain estimated liabilities resulted in the recording of an additional pretax gain on the sale of $46 million. The businesses sold had been acquired in the purchase of ARCO Chemical (see Note 5). Lyondell used net proceeds of the asset sale to retire a significant portion of its outstanding debt that resulted from the ARCO Chemical purchase (see Note 14). The polyols business had sales of approximately $830 million for the year ended December 31, 1999. The accompanying Consolidated Statements of Income included the operating results of the polyols business through March 31, 2000.

As part of the asset sale, Lyondell accrued liabilities of $53 million for employee severance and other employee benefits, covering approximately 850 employees. The affected employees were generally terminated on or about April 1, 2000, with a limited number providing transition services through mid-2001. During the third quarter 2000, Lyondell reduced the accrued liability by $25 million due to a reduction in the number of affected employees and significantly lower than expected payments of severance and other benefits. Payments of $28 million for severance, relocation and other employee benefits were made through December 31, 2001, satisfying the remainder of the liability.

                            LYONDELL CHEMICAL COMPANY

7.  Investment in PO Joint Ventures

As part of the sale of the polyols business and ownership interests in its U.S. PO manufacturing operations to Bayer (see Note 6), Lyondell entered into a U.S. PO manufacturing joint venture with Bayer (the "PO Joint Venture") and a separate joint venture with Bayer for certain related PO/SM technology (the "PO Technology Joint Venture"). Lyondell contributed approximately $1.2 billion of assets at historical book value to the joint ventures, and allocated $522 million of book value to Bayer to reflect Bayer's purchased partnership interest. Lyondell's residual interests are reported as "Investment in PO joint ventures" in the accompanying Consolidated Balance Sheets.

Bayer's ownership interest represents ownership of an in-kind portion of the PO production of the PO Joint Venture. Bayer's share of PO production from the PO Joint Venture will increase from approximately 1.5 billion pounds in 2001 to approximately 1.6 billion pounds annually in 2004 and thereafter. Lyondell takes in kind the remaining PO production and all co-product (SM and TBA) production from the PO Joint Venture.

Lyondell operates the PO Joint Venture plants and arranges and coordinates the logistics of PO delivery. The partners share in the cost of production based on their product offtake. Lyondell reports the cost of its product offtake as inventory and cost of sales in its Consolidated Financial Statements. Related cash flows are reported in the operating cash flow section of the Consolidated Statement of Cash Flows. Lyondell's investment in the PO Joint Venture and the PO Technology Joint Venture is reduced through recognition of its share of the depreciation and amortization of the assets of the joint ventures, which is included in cost of sales. Other changes in the investment balance are principally due to additional capital investments by Lyondell in the PO Joint Venture and the PO Technology Joint Venture.

In December 2000, Lyondell and Bayer formed a separate joint venture for the construction of a world-scale PO/SM plant, known as PO-11, located in The Netherlands. Lyondell sold a 50% interest in the construction project, based on project expenditures to date, to Bayer for approximately $52 million. Lyondell and Bayer each contributed their 50% interest in PO-11 into the joint venture and each will bear 50% of the costs going forward to complete the project. The plant is expected to begin operations in the second half of 2003. Lyondell and Bayer do not share marketing or product sales under either the PO Joint Venture or PO-11. Lyondell's contributions to the PO-11 joint venture are reported as "Investment in PO joint ventures" in the accompanying Consolidated Balance Sheets and as "Contributions and advances to affiliates" in the Consolidated Statements of Cash Flows.

                            LYONDELL CHEMICAL COMPANY

8.  Equity Interest in Equistar Chemicals, LP

Equistar was formed on December 1, 1997 as a joint venture between Lyondell and Millennium Chemicals Inc. ("Millennium"), to own and operate the businesses contributed by the partners. Lyondell contributed substantially all of the assets comprising its petrochemicals and polymers business segments, while Millennium contributed substantially all of the assets comprising its polyethylene and related products, performance polymers and ethanol businesses. On May 15, 1998, the ethylene, propylene and ethylene oxide and derivatives businesses of Occidental Petroleum Corporation ("Occidental") were contributed to Equistar ("Occidental Contributed Business"). Equistar is operated as a Delaware limited partnership owned by subsidiaries of Lyondell, Millennium and Occidental. Lyondell currently has a 41% joint venture ownership interest, while Millennium and Occidental each have 29.5% (see Note 24).

Summarized financial information for Equistar is as follows:

                                                          December 31,
                                                  ---------------------------
Millions of dollars                                   2001           2000
-------------------                               ------------   ------------
BALANCE SHEETS
Total current assets                                 $ 1,226       $ 1,332
Property, plant and equipment, net                     3,705         3,819
Goodwill, net                                          1,053         1,086
Deferred charges and other assets                        324           345
                                                  ------------   ------------
Total assets                                         $ 6,308       $ 6,582
                                                  ============   ============

Current maturities of long-term debt                 $   104       $    90
Other current liabilities                                557           653
Long-term debt                                         2,233         2,158
Other liabilities and deferred credits                   177           141
Partners' capital                                      3,237         3,540
                                                  ------------   ------------
Total liabilities and partners' capital              $ 6,308       $ 6,582
                                                  ============   ============

                                                For the year ended December 31,
                                                --------------------------------
                                                   2001       2000       1999
                                                ---------  ----------  --------
STATEMENTS OF INCOME
Sales and other operating revenues               $ 5,909     $ 7,495    $ 5,594
Cost of sales                                      5,733       6,908      5,002
Other operating costs and expenses                   253         253        334
Restructuring and other unusual charges               22          --         96
                                                ---------  ----------  --------
Operating income (loss)                              (99)        334        162
Interest expense, net                                189         181        176
Other income, net                                      8          --         46
                                                ---------  ----------  --------
Income (loss) before extraordinary loss             (280)        153         32
Extraordinary loss on extinguishment of debt          (3)         --         --
                                                ---------  ----------  --------
Net income (loss)                                $  (283)    $   153    $    32
                                                =========  ==========  ========

SELECTED CASH FLOW INFORMATION
Depreciation and amortization                    $   321     $   310    $   300
Expenditures for property, plant and equipment       110         131        157

                            LYONDELL CHEMICAL COMPANY

Lyondell's "Income (loss) from equity investments" in Equistar as presented in the Consolidated Statements of Income consists of Lyondell's share of Equistar's net income (loss) and the accretion of the difference between Lyondell's investment and its underlying equity in Equistar's net assets. Upon formation, the difference between Lyondell's investment in Equistar and its underlying equity in Equistar's net assets was approximately $900 million, of which approximately 50% was "negative" goodwill.

Lyondell purchases ethylene, propylene and benzene at market-related prices from Equistar under various agreements expiring in 2013 and 2014. Under the agreements, Lyondell is required to purchase 100% of its ethylene, propylene and benzene requirements for its Channelview and Bayport, Texas facilities, with the exception of quantities of one product that Lyondell is obligated to purchase under a supply agreement with a third party entered into prior to 1999 and expiring in 2015. In addition, a wholly owned subsidiary of Lyondell licenses MTBE technology to Equistar. Lyondell also purchases a significant portion of the MTBE produced by Equistar at one of its two Channelview units at market-related prices. Equistar's sales to Lyondell were $405 million, $572 million and $246 million for the years ended December 31, 2001, 2000 and 1999, respectively. In addition, Equistar purchased $4 million, $2 million and $6 million from Lyondell for the years ended December 31, 2001, 2000 and 1999, respectively, which are included in Equistar's "Cost of sales".

Sales by Equistar to LCR, primarily of products and processing services, were $380 million, $440 million and $263 million for the years ended December 31, 2001, 2000 and 1999, respectively. Purchases by Equistar from LCR primarily of refinery products, during the years ended December 31, 2001, 2000 and 1999 totaled $205 million, $264 million and $190 million, respectively.

During 1999, Lyondell provided certain administrative services to Equistar, including legal, risk management, treasury, tax and employee benefit plan administrative services, while Equistar provided services to Lyondell in the areas of health, safety and environment, human resources, information technology and legal. Effective January 1, 2000, Lyondell and Equistar implemented a revised agreement to utilize shared services more broadly. Lyondell now provides services to Equistar including information technology, human resources, raw material supply, supply chain, health, safety and environmental, engineering, research and development, facility services, legal, accounting, treasury, internal audit and tax. Lyondell charges Equistar for its share of the cost of such services. Direct third party costs, incurred exclusively for Equistar, are charged to Equistar. Billings by Lyondell to Equistar were approximately $147 million, $133 million and $9 million for the years ended December 31, 2001, 2000 and 1999, respectively. The increased billings by Lyondell for 2000 and 2001 resulted from the increase in services provided by Lyondell under the Shared Services Agreement. Billings from Equistar to Lyondell were approximately $8 million for the year ended December 31, 1999. There were no billings from Equistar to Lyondell for 2001 and 2000 as a result of implementing the Shared Services Agreement.

                            LYONDELL CHEMICAL COMPANY

9.  Equity Interest in LYONDELL-CITGO Refining LP

In July 1993, LCR was formed to own and operate Lyondell's refining business. LCR is structured as a Delaware limited partnership owned by subsidiaries of Lyondell and CITGO. Lyondell owns 58.75% of the partnership. Lyondell's "Income from equity investments" in LCR presented in the Consolidated Statement of Income consists of Lyondell's share of LCR's net income and the accretion of the difference between Lyondell's investment and its underlying equity in LCR's net assets. Upon formation, the difference between Lyondell's investment in LCR and its underlying equity in LCR's net assets was approximately $350 million.

Summarized financial information for LCR is as follows:

                                                           December 31,
                                                  ----------------------------
Millions of dollars                                   2001            2000
-------------------                               ------------    ------------
BALANCE SHEETS
Total current assets                                $    230         $    310
Property, plant and equipment, net                     1,343            1,319
Deferred charges and other assets                         97               67
                                                  ------------    ------------
Total assets                                        $  1,670         $  1,696
                                                  ============    ============
Notes payable                                       $     50         $    470
Other current liabilities                                335              397
Long-term debt                                           450               --
Loans payable to partners                                264              264
Other liabilities and deferred credits                    79               57
Partners' capital                                        492              508
                                                  ------------    ------------
Total liabilities and partners' capital             $  1,670         $  1,696
                                                  ============    ============

                                                 For the year ended December 31,
                                                --------------------------------
                                                    2001      2000        1999
                                                ----------  --------   ---------
STATEMENTS OF INCOME
Sales and other operating revenues               $  3,284    $ 4,075    $ 2,571
Cost of sales                                       2,967      3,826      2,432
Selling, general and administrative expenses           61         60         66
Unusual charges                                        --         --          6
                                                ----------  --------   ---------
Operating income                                      256        189         67
Interest expense, net                                  51         61         44
State income tax benefit                               --         --         (1)
                                                ----------  --------   ---------
Income before extraordinary item                      205        128         24
Extraordinary loss on extinguishment
    of debt, net of income taxes                       (2)        --         --
                                                ----------  --------   ---------
Net income                                       $    203    $   128    $    24
                                                ==========  ========   =========

SELECTED CASH FLOW INFORMATION
Depreciation and amortization                    $    108    $   112    $   103
Expenditures for property, plant and equipment        109         60         56

                            LYONDELL CHEMICAL COMPANY

Sales from LCR to Equistar, primarily of refinery products, were $205 million, $264 million and $190 million for the years ended December 31, 2001, 2000 and 1999, respectively. Purchases by LCR from Equistar, primarily of certain olefins by-products and processing services, during the years ended December 31, 2001, 2000 and 1999 totaled $380 million, $440 million and $263 million, respectively.

Lyondell has various service and cost sharing arrangements with LCR. Billings by Lyondell to LCR were approximately $3 million for the year ended December 31, 2001 and $4 million per year for the years ended December 31, 2000 and 1999. Billings from LCR to Lyondell were approximately $3 million, $2 million and $3 million for the years ended December 31, 2001, 2000 and 1999, respectively. In addition, during 1999, LCR made interest payments to Lyondell of approximately $9 million on loans and advances.

LCR has a long-term crude supply agreement ("Crude Supply Agreement") with Lagoven, S.A., now known as PDVSA Petroleo, S.A. ("PDVSA Oil"), an affiliate of CITGO (see Note 19). The Crude Supply Agreement incorporates formula prices to be paid by LCR for the crude oil supplied based on the market value of a slate of refined products deemed to be produced from each particular crude oil or feedstock, less: (i) certain deemed refining costs, adjustable for inflation and energy costs; (ii) certain actual costs; and (iii) a deemed margin, which varies according to the grade of crude oil or other feedstock delivered. The actual refining margin earned by LCR may vary from the formula amount depending on, among other things, the efficiency with which LCR conducts its operations from time to time. Although LCR believes that the Crude Supply Agreement reduces the volatility of LCR's earnings and cash flows, the Crude Supply Agreement also limits LCR's ability to enjoy higher margins during periods when the market price of crude oil is low relative to then-current market prices for refined products. In addition, if the actual yields, costs or volumes of the LCR refinery differ substantially from those contemplated by the Crude Supply Agreement, the benefits of this agreement to LCR could be substantially diminished, and could result in lower earnings and cash flow for LCR. Furthermore, there may be periods during which LCR's costs for crude oil under the Crude Supply Agreement may be higher than might otherwise be available to LCR from other sources. A disparate increase in the price of heavy crude oil relative to the market prices for its products, such as experienced in 1999, has the tendency to make continued performance of its obligations under the Crude Supply Agreement less attractive to PDVSA Oil.

In addition, under the terms of a long-term product sales agreement ("Products Agreement"), CITGO purchases substantially all of the refined products produced by LCR. Both PDVSA Oil and CITGO are direct or indirect, wholly owned subsidiaries of Petroleos de Venezuela, S.A., the national oil company of the Republic of Venezuela.

10.  Accounts Receivable

Lyondell sells its products primarily to other industrial concerns in the petrochemicals and refining industries. Lyondell performs ongoing credit evaluations of its customers' financial condition, and, in certain circumstances, requires letters of credit from them. Lyondell's allowance for doubtful accounts receivable, which is reflected in the Consolidated Balance Sheets as a reduction of accounts receivable, totaled $12 million at December 31, 2001 and 2000.

In December 2001, Lyondell amended its existing receivables purchase agreement, originally dated December 1998, with an independent issuer of receivables-backed commercial paper, extending the term until December 2004. Under the terms of the agreement, Lyondell agreed to sell, on an ongoing basis and without recourse, designated accounts receivable through December 2004. To maintain the balance of the accounts receivable sold, Lyondell is obligated to sell new receivables as existing receivables are collected. The agreement currently permits the sale of up to $85 million of domestic accounts receivable. The amount of receivables permitted to be sold is determined

                            LYONDELL CHEMICAL COMPANY
by a formula, which takes into account, among other factors, Lyondell's credit rating. As of December 31, 2001 and 2000, Lyondell's gross accounts receivable that had been sold aggregated $65 million and $53 million, respectively. Increases and decreases in the amount sold have been reported as operating cash flows in the Consolidated Statement of Cash Flows. Costs related to the sales are included in "Other income (expense), net" in the Consolidated Statement of Income.

11.  Inventories

Inventories were as follows at December 31:

Millions of dollars                             2001            2000
-------------------                          ----------     ----------
Finished goods                                $  262         $   301
Work-in-process                                    5               7
Raw materials                                     19              51
Materials and supplies                            30              33
                                             ----------     ----------
  Total inventories                           $  316         $   392
                                             ==========     ==========

During 2001, inventories carried under the LIFO method of inventory accounting were reduced. Because the LIFO carrying costs are comparable to current costs, there was no significant benefit to income in 2001.

12.  Property, Plant and Equipment and Other Assets

The components of property, plant and equipment, at cost, and the related accumulated depreciation were as follows at December 31:

Millions of dollars                                   2001            2000
-------------------                               -----------      ----------
Land                                               $     10         $    10
Manufacturing facilities and equipment                2,529           2,580
Construction projects in progress                       113              95
                                                  -----------      ----------
  Total property, plant and equipment                 2,652           2,685
Less accumulated depreciation                           359             256
                                                  -----------      ----------
  Property, plant and equipment, net               $  2,293         $ 2,429
                                                  ===========      ==========

During 2001, Lyondell capitalized $3 million of interest related to major construction projects. No interest was capitalized during 2000 and 1999.

Goodwill, at cost, and the related accumulated amortization, were as follows at December 31:

Millions of dollars                             2001           2000
-------------------                          ----------     ----------
Goodwill                                      $ 1,212        $ 1,232
Less accumulated amortization                     110             80
                                             ----------     ----------
  Goodwill, net                               $ 1,102        $ 1,152
                                             ==========     ==========

                            LYONDELL CHEMICAL COMPANY

The unamortized balances of deferred debt issuance, software and turnaround costs were as follows at December 31:

Millions of dollars                           2001             2000
-------------------                        ----------       ----------
Debt issuance costs                         $   76           $   79
Software costs                                  48               28
Turnaround costs                                43               20

Depreciation and amortization is summarized as follows for the periods presented:

Millions of dollars                        2001          2000         1999
-------------------                     ----------    -----------   ----------
Property, plant and equipment              $ 124         $ 136        $ 199
Investment in PO joint venture                31            24           --
Intangibles                                   47            56           60
Goodwill                                      30            32           34
Turnaround expense                            16            10            7
Software costs                                 6             3           --
Debt issuance costs                           15            18           30
                                        ----------    -----------   ----------
                                           $ 269         $ 279        $ 330
                                        ==========    ===========   ==========

13.  Accrued Liabilities

Accrued liabilities were as follows at December 31:

Millions of dollars                             2001            2000
-------------------                          ----------      ----------
Interest                                      $    58          $   67
Contractual obligations                            52              58
Taxes other than income                            46              69
Payroll and benefits                               46              69
Income taxes                                       21              20
Other                                              10              40
                                             ----------      ----------
  Total accrued liabilities                   $   233          $  323
                                             ==========      ==========

14.  Long-Term Debt

In December 2001, Lyondell issued $393 million of 9.5% senior secured notes due December 15, 2008. The proceeds were used to prepay $384 million of variable-rate debt outstanding under Lyondell's credit facility. In September 2001, Lyondell amended its credit facility making certain financial ratio requirements less restrictive. As a result of the September 2001 amendment, the margin used to calculate the variable interest rate increased by 0.5% per annum. Lyondell had previously obtained an amendment to the credit facility and the financial ratio requirements in March 2001.

Lyondell used the net proceeds of the March 31, 2000 asset sale (see Note 6) to reduce its variable-rate debt by $2.06 billion during 2000. During the fourth quarter 2000, Lyondell also repaid $200 million of debentures, which matured in November 2000 and reduced variable rate debt by an additional $150 million.

During May 1999, Lyondell amended a $7 billion credit facility originally executed in connection with the ARCO Chemical acquisition in 1998. The amended credit facility retained a $500 million revolving credit facility and also provided the lenders with additional collateral consisting of Lyondell's domestic assets (excluding the assets of its subsidiaries), re-priced the existing loans to reflect then market interest rates and revised certain financial covenants.

                            LYONDELL CHEMICAL COMPANY

Also in May 1999, Lyondell issued 40.25 million shares of common stock, receiving net proceeds of $736 million. Lyondell also issued $500 million of senior subordinated notes and $1.9 billion of senior secured notes. Lyondell borrowed an additional $1 billion under the amended credit facility. Lyondell used the proceeds to retire $3.4 billion principal amount of variable rate debt.

The $500 million credit facility, which matures in July 2003, was undrawn at December 31, 2001. Amounts available under the credit facility are reduced to the extent of certain outstanding letters of credit. Lyondell had outstanding letters of credit totaling $10 million at December 31, 2001, of which $4 million reduced the available credit facility.

Long-term debt consisted of the following at December 31:

Millions of dollars                                  2001               2000
-------------------                               -----------       -----------
Term Loan B                                        $    --            $   193
Term Loan E due 2006                                   634                835
Senior Secured Notes, Series A due 2007, 9.625%        900                900
Senior Secured Notes, Series B due 2007, 9.875%      1,000              1,000
Senior Secured Notes due 2008, 9.5%                    393                 --
Senior Subordinated Notes due 2009, 10.875%            500                500
Debentures due 2005, 9.375%                            100                100
Debentures due 2010, 10.25%                            100                100
Debentures due 2020, 9.8%                              224                224
Other                                                    2                  2
                                                  -----------       -----------
  Total long-term debt                               3,853              3,854
Less current maturities                                  7                 10
                                                  -----------       -----------
  Long-term debt, net                              $ 3,846            $ 3,844
                                                  ===========       ===========

Term Loan E bears interest at LIBOR plus 4.375%.

The credit facility and the indentures under which Lyondell's senior secured notes and senior subordinated notes were issued contain covenants that, subject to exceptions, restrict sale and leaseback transactions, lien incurrence, debt incurrence, dividends and investments, sales of assets and mergers and consolidations. In addition, the credit facility requires Lyondell to maintain specified financial ratios and consolidated net worth, in all cases as provided in the credit facility. The breach of these covenants could permit the lenders to declare the loans immediately payable and could permit the lenders under Lyondell's credit facility to terminate future lending commitments.

Following amendments to the indentures for certain Equistar debt in November 2000, Lyondell is guarantor of $400 million of the Equistar debt and a co-obligor with Equistar for $31 million. Under certain limited circumstances the debt holders of the $31 million on which Lyondell is a co-obligor have the right to require repurchase of the debt by Lyondell.

Aggregate maturities of all long-term debt during the next five years are $7 million in 2002, $7 million in 2003, $7 million in 2004, $107 million in 2005, $608 million in 2006 and $3.1 billion thereafter.

                            LYONDELL CHEMICAL COMPANY

15.  Lease Commitments

Lyondell leases various facilities and equipment under noncancelable lease arrangements for varying periods. As of December 31, 2001, future minimum lease payments for the next five years and thereafter, relating to all noncancelable operating leases with terms in excess of one year were as follows:

Millions of dollars
-------------------
2002                                                       $  58
2003                                                          48
2004                                                          45
2005                                                          42
2006                                                          37
Thereafter                                                    86
Less sublease rentals                                         (6)
                                                         ----------
  Total minimum lease payments                             $ 310
                                                         ==========

Operating lease net rental expenses for 2001, 2000 and 1999 were $70 million, $74 million and $106 million, respectively.

16.  Financial Instruments and Derivatives

During 2001 and 2000, Lyondell entered into foreign currency forward contracts to hedge foreign exchange exposure related to euro-denominated capital commitments on the PO-11 construction project. At December 31, 2000, forward contracts in the notional amount of 134 million euros, or approximately $125 million, were outstanding. Based on quoted market prices, the fair market value of these derivative instruments at December 31, 2000 was insignificant. Accordingly, on January 1, 2001, a transition adjustment in accumulated other comprehensive income, representing the cumulative effect of an accounting change in accordance with the transition provisions of SFAS No. 133, was not required.

The fair value of outstanding foreign currency forward contracts at December 31, 2001 reflected an unrealized pretax gain of $3 million, all of which was deemed effective and, therefore, a $2 million after-tax gain was recognized in accumulated other comprehensive income. The $2 million unrealized gain net of $4 million of realized losses during 2001 is recorded in accumulated other comprehensive income, and is expected to be reclassified to earnings over the useful life of the PO-11 project upon commencement of its depreciation.

Foreign currency forward contracts outstanding at December 31 were as follows:

                                             2001          2000
                                          ----------   ----------
Notional amount:
  Euros                                        86           134
  U.S. dollars                                 76           125
Fair value of asset                             3            --

The fair value of the foreign currency forward contracts represents the amount to be exchanged if the existing contracts were settled at year-end and are based on market quotes.

                            LYONDELL CHEMICAL COMPANY

In addition, during 2001 Lyondell entered into price swap contracts with Occidental Energy Marketing, Inc. covering 42 million gallons of unleaded gasoline to hedge the cost of butane, a key raw material of MTBE. These contracts matured during 2001, resulting in a $4 million pretax gain, $3 million after-tax, that was reclassified to earnings. As of December 31, 2001, there were no outstanding price swap contracts covering unleaded gasoline.

The following table summarizes activity included in accumulated other comprehensive income ("AOCI") related to the after-tax impact of the effective portion of the fair value of derivative instruments for the year ended December 31:

Millions of dollars                                                 2001
-------------------                                              -----------
Gain (loss):
  Balance at beginning of period                                  $    --
                                                                 -----------
  Net gains on derivative instruments                                   1
  Reclassification of gains on
    derivative instruments to earnings                                 (3)
                                                                 -----------
Net change in AOCI for the period                                      (2)
                                                                 -----------
  Net loss on derivative instruments included
      in AOCI at December 31, 2001                                $    (2)
                                                                 ===========

Foreign exchange transactions were insignificant in 2001, a net gain of $13 million in 2000 and a net loss of $2 million in 1999. The effects of foreign currency derivative instruments were not significant during 2000 and 1999.

The carrying value and the estimated fair value of Lyondell's non-current, non-derivative financial instruments as of December 31, 2001 and 2000 are shown in the table below:

                                                          2001                           2000
                                             -----------------------------   --------------------------
                                               Carrying           Fair         Carrying         Fair
Millions of dollars                              Value           Value          Value          Value
-------------------                          --------------   ------------   ------------   -----------
  Investments and long-term receivables        $ 1,619          $ 1,708        $ 1,606        $ 1,606
  Long-term debt (including current
     maturities)                                 3,853            3,816          3,854          3,777

The fair value of all nonderivative financial instruments included in current assets and current liabilities, including cash and cash equivalents, accounts receivable, accounts payable and notes payable, approximated their carrying value due to their short maturity. Investments and long-term receivables, which consist primarily of equity investments in affiliated companies, were valued using current financial and other available information. Long-term debt, including amounts due within one year, was valued based upon the borrowing rates currently available to Lyondell for debt with terms and average maturities similar to Lyondell's debt portfolio.

Lyondell is exposed to credit risk related to its financial instruments in the event of nonperformance by the counterparties. Lyondell does not generally require collateral or other security to support these financial instruments. The counterparties to these transactions are major institutions deemed creditworthy by Lyondell. Lyondell does not anticipate nonperformance by the counterparties.

                            LYONDELL CHEMICAL COMPANY

17.  Pension and Other Postretirement Benefits

Lyondell has defined benefit pension plans which cover employees in the United States and a number of other countries. Retirement benefits are based on years of service and the employee's highest three consecutive years of compensation during the last ten years of service. Lyondell accrues pension costs based upon an actuarial valuation and funds the plans through periodic contributions to pension trust funds as required by applicable law. Lyondell also has unfunded supplemental nonqualified retirement plans, which provide pension benefits for certain employees in excess of the tax-qualified plans' limits. In addition, Lyondell sponsors unfunded postretirement benefit plans other than pensions for U.S. employees, which provide medical and life insurance benefits. The postretirement medical plans are contributory, while the life insurance plans are noncontributory.

The following table provides a reconciliation of benefit obligations, plan assets and the funded status of the plans:

                                                                                                   Other
                                                          Pension Benefits                Postretirement Benefits
                                                    ------------------------------     ------------------------------
Millions of dollars                                     2001             2000              2001             2000
-------------------                                 -------------    -------------     -------------    -------------
Change in benefit obligation:
  Benefit obligation, January 1                      $   431          $   399           $    69          $    72
  Service cost                                            15               14                 2                2
  Interest cost                                           36               31                 5                5
  Plan amendments                                         --               --                19               --
  Actuarial loss (gain)                                  108               64                --              (11)
  Net effect of settlements, curtailments and
    special termination benefits                          --              (19)               --                1
  Benefits paid                                          (34)             (53)               (4)              (3)
  Transfers                                                1               --                --                3
  Foreign exchange effects                                (3)              (5)               --               --
                                                    -------------    -------------     -------------    -------------
  Benefit obligation, December 31                        554              431                91               69
                                                    -------------    -------------     -------------    -------------
Change in plan assets:
  Fair value of plan assets, January 1                   412              456                --               --
  Actual return on plan assets                           (26)               5                --               --
  Company contributions                                   17               14                 4                3
  Benefits paid                                          (34)             (53)               (4)              (3)
  Foreign exchange effects                                (5)             (10)               --               --
                                                    -------------    -------------     -------------    -------------
  Fair value of plan assets, December 31                 364              412                --               --
                                                    -------------    -------------     -------------    -------------
  Funded status                                         (190)             (19)              (91)             (69)
  Unrecognized actuarial loss                            224               73                 7                9
  Unrecognized prior service cost (benefit)                5                5                (4)             (26)
  Unrecognized transition obligation                       3                3                --               --
                                                    -------------    -------------     -------------    -------------
  Net amount recognized                              $    42          $    62           $   (88)         $   (86)
                                                    =============    =============     =============    =============
Amounts recognized in the
  Consolidated Balance Sheet consist of:
  Prepaid benefit cost                               $    17          $    71           $    --          $    --
  Accrued benefit liability                             (124)             (28)              (88)             (86)
  Intangible asset                                         3                3                --               --
  Accumulated other comprehensive
    income - pretax                                      146               16                --               --
                                                    -------------    -------------     -------------    -------------
  Net amount recognized                              $    42          $    62           $   (88)         $   (86)
                                                    =============    =============     =============    =============

                            LYONDELL CHEMICAL COMPANY

The increase in other postretirement benefit obligations in 2001 resulted from a medical plan amendment that increased Lyondell's maximum contribution level per employee by 25%. The above table for pension benefits includes foreign pension plans of Lyondell. These plans constituted approximately 18% of the benefit obligation and 26% of the plan assets at December 31, 2001 and 20% of the benefit obligation and 25% of the plan assets at December 31, 2000. The assumptions used in determining the net periodic pension cost and pension obligation for foreign pension plans were based on the economic environment of each applicable country.

Pension plans with benefit obligations and accumulated benefit obligations in excess of the fair value of assets are summarized as follows at December 31:

Millions of dollars                                  2001             2000
-------------------                             -------------    -------------
Benefit obligations                                $  475           $  152
Accumulated benefit obligations                       399              112
Fair value of assets                                  285               86

Net periodic pension and other postretirement benefit costs included the following components:

                                                                                                 Other
                                                      Pension Benefits                  Postretirement Benefits
                                              --------------------------------     --------------------------------
Millions of dollars                             2001         2000       1999         2001        2000        1999
-------------------                           --------     -------     -------     -------     --------    --------
Components of net periodic benefit cost:
  Service cost                                  $   15       $   14     $   18       $   2       $   2       $   2
  Interest cost                                     36           31         32           5           5           5
  Expected return on plan assets                   (36)         (40)       (40)         --          --          --
  Prior service cost amortization                   --            1          1          (2)         (3)         (3)
  Actuarial loss amortization                        9            2          2          --          --           2
  Net effect of curtailments, settlements
    and special termination benefits                 9          (13)        --           1          (4)         --
                                                --------     -------     -------     -------     --------    --------
  Net periodic benefit cost                     $   33       $   (5)    $   13       $   6       $  --       $   6
                                                ========     =======     =======     =======     ========    ========

The 2001 net effect of curtailments, settlements and special termination benefits was primarily due to lump-sum settlements taken by retiring employees, which resulted in a net charge, while the 2000 net effect primarily related to employees terminated as part of the asset sale to Bayer, which resulted in a net credit. Foreign pension plans comprised $1 million, $2 million and $2 million of net periodic pension cost for 2001, 2000 and 1999, respectively.

The assumptions used in determining the domestic net pension cost and net pension liability were as follows at December 31:

                                                                                                  Other
                                                     Pension Benefits                    Postretirement Benefits
                                            -----------------------------------     -----------------------------------
                                              2001         2000         1999          2001         2000         1999
                                            ---------    ---------     --------     ---------    ---------    ---------
Weighted-average assumptions as of
  December 31:
  Discount rate                              7.00%        7.50%         8.00%        7.00%        7.50%        8.00%
  Expected return on plan assets             9.50%        9.50%         9.50%          --           --           --
  Rate of compensation increase              4.50%        4.50%         4.75%        4.50%        4.50%        4.75%

                            LYONDELL CHEMICAL COMPANY

The assumed annual rate of increase in the per capita cost of covered health care benefits as of December 31, 2001 was 7.0% for 2002 through 2004 and 5.0% thereafter. The health care cost trend rate assumption does not have a significant effect on the amounts reported due to limits on Lyondell's maximum contribution level to the medical plan. To illustrate, increasing or decreasing the assumed health care cost trend rates by one percentage point in each year would change the accumulated postretirement benefit liability as of December 31, 2001 by $1 million and would not have a material effect on the aggregate service and interest cost components of the net periodic postretirement benefit cost for the year then ended.

Lyondell also maintains voluntary defined contribution savings plans for eligible employees. Contributions to the plans by Lyondell were $12 million, $11 million and $10 million for the years ended December 31, 2001, 2000 and 1999, respectively.

18.  Income Taxes

The significant components of the provision for income taxes were as follows for the years ended December 31:

Millions of dollars                                                2001             2000              1999
------------------                                             -------------    -------------     ------------
Current:
  Federal                                                        $  (92)          $  154           $  (71)
  Foreign                                                            15                8                6
  State                                                              (2)               6                5
                                                               -------------    -------------     ------------
    Total current                                                   (79)             168              (60)
                                                               -------------    -------------     ------------
Deferred:
  Federal                                                           (35)              71               38
  Foreign                                                            52              (31)              10
  State                                                             (14)              15              (12)
                                                               -------------    -------------     ------------
    Total deferred                                                    3               55               36
                                                               -------------    -------------     ------------
Income tax (benefit) provision before tax effects
  of extraordinary items and other comprehensive income          $  (76)          $  223           $  (24)

Tax effect of extraordinary items                                    (2)             (17)             (19)

Tax effects of elements of other comprehensive income:
  Minimum pension liability                                         (46)              (5)              --
  Net unrealized losses on derivative instruments                    (1)              --               --
                                                               -------------     -------------    ------------
Total income tax (benefit) provision
  on comprehensive income                                        $  (125)          $  201          $  (43)
                                                               =============     =============    ============

                            LYONDELL CHEMICAL COMPANY

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes, and the amounts used for income tax purposes. Significant components of Lyondell's deferred tax liabilities and assets were as follows as of December 31:

Millions of dollars                                         2001       2000
-------------------                                        -------    -------
Deferred tax liabilities:
  Accelerated tax depreciation and amortization            $   561    $   717
  Investments in joint venture partnerships                    528        358
  Other                                                          6         47
                                                           -------    -------
    Total deferred tax liabilities                           1,095      1,122
                                                           -------    -------
Deferred tax assets:
  Net operating loss carryforwards                             318        161
  Provisions for employee benefit plans                         92         70
  Federal benefit attributable to deferred foreign taxes        35         72
  Alternative minimum tax credit carryforwards                  42        135
  Other                                                        111        138
                                                           -------    -------
    Total deferred tax assets                                  598        576
  Deferred tax asset valuation allowance                       (16)       (20)
                                                           -------    -------
    Net deferred tax assets                                    582        556
                                                           -------    -------
Net deferred tax liabilities                                   513        566
Less current portion of deferred tax assets                   (277)      (136)
                                                           -------    -------
  Long-term deferred income taxes                          $   790    $   702
                                                           =======    =======

Lyondell has available alternative minimum tax ("AMT") credit carryforwards of approximately $42 million after carryback of the current year AMT net operating loss. This credit is available to offset future U.S. federal income taxes and has no expiration date. Lyondell also has federal, state and foreign tax loss carryforwards, the tax benefit of which would be $318 million at the current statutory rate. The federal loss carryforward benefits of $254 million would begin expiring in 2014, and substantially all of the foreign tax loss carryforward benefit of $63 million has no expiration date.

Management believes that it is more likely than not that the $582 million of deferred tax assets in excess of the valuation reserve of $16 million at December 31, 2001 will be realized. This conclusion is supported by the significant excess of deferred tax liabilities over deferred tax assets. These deferred tax liabilities, primarily related to depreciation, will reverse over the next 15 to 20 years. In addition, as discussed above, certain carryforwards have no expiration dates or long carryforward periods prior to their expiration.

                            LYONDELL CHEMICAL COMPANY

The domestic and foreign components of income (loss) before income taxes and extraordinary items and a reconciliation of the income tax provision to theoretical income tax computed by applying the U.S. federal statutory tax rate are as follows:

Millions of dollars                                          2001      2000      1999
-------------------                                          -----     -----     -----
Income (loss) before income taxes and extraordinary items:
  Domestic                                                   $(280)    $ 759     $(137)
  Foreign                                                       59       (66)       33
                                                             -----     -----     -----
    Total                                                    $(221)    $ 693     $(104)
                                                             =====     =====     =====

Theoretical income tax at U.S. statutory rate                $ (77)    $ 243     $ (36)
  Increase (reduction) resulting from:
   Reorganization of foreign operations                         --       (37)       --
   Other effects of foreign operations                          17       (18)        8
   Changes in estimates for prior year items                   (23)       --        --
   Goodwill and other permanent differences                      3        11         5
   State income taxes, net of federal                            1        14        (3)
   Other, net                                                    3        10         2
                                                             -----     -----     -----
Income tax (benefit) provision                               $ (76)    $ 223     $ (24)
                                                             =====     =====     =====
Effective income tax rate                                    (34.0)%    32.2%    (23.3)%
                                                             =====     =====     =====

The change in estimate for prior year items primarily represents certain tax effects related to the sale of assets to Bayer in 2000.

19.  Commitments and Contingencies

Bayer Claim--In June 2001, Bayer AG delivered a notice of claim to Lyondell in relation to its March 2000 purchase of Lyondell's polyols business, asserting various claims relating to alleged breaches of representations and warranties related to condition of the business and assets. The notice of claim seeks damages in excess of $100 million. Lyondell has vigorously contested the claims. The agreement governing the transaction with Bayer provides a formal dispute resolution process, the final step of which would be binding arbitration in Houston, Texas. Currently, as part of the process, the parties are engaged in negotiations to resolve the claims. Lyondell does not expect the resolution of the claims to result in any material adverse effect on its business, financial condition, liquidity or results of operations.

Capital Commitments--Lyondell has various commitments related to capital expenditures, all made in the normal course of business. At December 31, 2001, major capital commitments primarily consisted of Lyondell's 50% share of those related to the construction of a world-scale PO facility, known as PO-11, in The Netherlands. The outstanding commitments totaled $117 million as of December 31, 2001.

Construction Lease--During the third quarter 2000, construction began on a new butanediol ("BDO") production facility in Europe known as BDO-2. Construction is being financed by an unaffiliated entity that was established for the purpose of serving as lessor with respect to this facility. Construction spending through December 31, 2001, including interest capitalized during construction, totaled 144 million euros, or approximately $127 million using December 31, 2001 exchange rates. Upon completion in 2002, Lyondell will lease the facility under the operating lease for an initial term of five years. Minimum payments under the operating lease will approximate an amount equivalent to interest on the final construction costs at the interest rate implicit in the lease. Lyondell may, at its option, purchase the facility at any time during the lease term for the unrecovered construction costs of the lessor or may renew the lease for four successive five-year terms. If Lyondell does not exercise the purchase option before the end of the last renewal period, the facility will be sold. In the event the sales proceeds are less than their

                            LYONDELL CHEMICAL COMPANY
guaranteed residual value, Lyondell will pay the difference to the lessor. The residual value at the end of the lease term is estimated at approximately 206 million euros, or $181 million using December 31, 2001 exchange rates. Under the transaction documents, Lyondell is subject to certain financial and other covenants that are substantially the same as those contained in the credit facility.

TDI Agreements--Lyondell is committed to purchase minimum annual quantities of TDI at plant cost from Rhodia through 2016. Such annual commitments are currently estimated at approximately 200 million pounds of TDI per year. Under a predecessor tolling agreement and resale agreement, both entered into in 1995, Lyondell's purchases, including amounts in excess of its previous minimum of 212 million pounds of TDI per year, were $120 million, $159 million and $154 million in 2001, 2000 and 1999, respectively. The resale agreement expired December 31, 2001.

Crude Supply Agreement--Under the Crude Supply Agreement, PDVSA Oil is required to sell, and LCR is required to purchase, 230,000 barrels per day of extra heavy crude oil. This constitutes approximately 86% of the refinery's capacity of 268,000 barrels per day of crude oil. By letter dated April 16, 1998, PDVSA Oil informed LCR that the Venezuelan government, through the Ministry of Energy and Mines, had instructed that production of certain grades of crude oil be reduced. The letter stated that PDVSA Oil declared itself in a force majeure situation and would reduce deliveries of crude oil. Such reductions in deliveries were purportedly based on announced OPEC production cuts. LCR began receiving reduced deliveries of crude oil from PDVSA Oil in August 1998, of 195,000 barrels per day in that month. LCR was advised by PDVSA Oil in May 1999 of a further reduction in the deliveries of crude oil supplied under the Crude Supply Agreement to 184,000 barrels per day, effective May 1999.

On several occasions since then, PDVSA Oil further reduced crude oil deliveries, although it made payments under a different provision of the Crude Supply Agreement in partial compensation for such reductions. Subsequently, PDVSA Oil unilaterally increased deliveries of crude oil to LCR to 195,000 barrels per day effective April 2000, to 200,000 barrels per day effective July 2000 and to 230,000 barrels per day effective October 2000.

During 2001, PDVSA Oil informed LCR that the Venezuelan government, through the Ministry of Energy and Mines, had instructed that production of certain grades of crude oil be reduced effective February 1, 2001. PDVSA Oil declared itself in a force majeure situation, but did not reduce crude oil deliveries to LCR during 2001. In January 2002, PDVSA Oil again declared itself in a force majeure situation and stated that crude oil deliveries could be reduced by up to 20.3% beginning March 1, 2002. In February 2002, LCR was advised by PDVSA Oil that deliveries of crude oil to LCR in March 2002 would be reduced to approximately 198,000 barrels per day. Although additional reductions may be forthcoming, PDVSA Oil has not specified the level of reductions after March 2002.

LCR has consistently contested the validity of PDVSA Oil's and PDVSA's reductions in deliveries under the Crude Supply Agreement. The parties have different interpretations of the provisions of the contracts concerning the delivery of crude oil. The contracts do not contain dispute resolution procedures, and the parties have been unable to resolve their commercial dispute. As a result, on February 1, 2002, LCR filed a lawsuit against PDVSA and PDVSA Oil in connection with the January 2002 force majeure declaration, as well as the claimed force majeure from April 1998 to September 2000.

                            LYONDELL CHEMICAL COMPANY

In 1999, PDVSA announced its intention to renegotiate its crude supply agreements with all third parties, including LCR. In light of PDVSA's announced intent, there can be no assurance that PDVSA Oil will continue to perform its obligations under the Crude Supply Agreement. However, it has confirmed that it expects to honor its commitments if a mutually acceptable restructuring of the Crude Supply Agreement is not achieved. From time to time, the Company and PDVSA have had discussions covering both a restructuring of the Crude Supply Agreement and a broader restructuring of the LCR partnership. Lyondell is unable to predict whether changes in either arrangement will occur. The breach or termination of the Crude Supply Agreement would require LCR to purchase all or a portion of its crude oil feedstocks in the merchant market, could subject LCR to significant volatility and price fluctuations and could adversely affect LCR and, therefore, Lyondell.

Cross Indemnity Agreement--In connection with the 1988 transfer of assets and liabilities to Lyondell from Atlantic Richfield Company ("ARCO"), now wholly owned by BP p.l.c., Lyondell agreed to assume certain liabilities arising out of the operation of Lyondell's integrated petrochemicals and refining business prior to July 1, 1988. In connection with the transfer of such liabilities, Lyondell and ARCO entered into an agreement, updated in 1997 ("Revised Cross-Indemnity Agreement"), whereby Lyondell agreed to defend and indemnify ARCO against certain uninsured claims and liabilities which ARCO may incur relating to the operation of Lyondell prior to July 1, 1988, including certain liabilities which may arise out of pending and future lawsuits. For current and future cases related to Lyondell's products and operations, ARCO and Lyondell bear a proportionate share of judgment and settlement costs according to a formula that allocates responsibility based upon years of ownership during the relevant time period. Under the Revised Cross-Indemnity Agreement, Lyondell will assume responsibility for its proportionate share of future costs for waste site matters not covered by ARCO insurance.

In connection with the acquisition of ARCO Chemical, Lyondell succeeded, indirectly, to a cross indemnity agreement with ARCO whereby ARCO Chemical indemnified ARCO against certain claims or liabilities that ARCO may incur relating to ARCO's former ownership and operation of the businesses of ARCO Chemical, including liabilities under laws relating to the protection of the environment and the workplace, and liabilities arising out of certain litigation. As part of the agreement, ARCO indemnified ARCO Chemical with respect to claims or liabilities and other matters of litigation not related to the ARCO Chemical business.

Indemnification Arrangements Relating to Equistar--Lyondell, Millennium Petrochemicals and certain subsidiaries of Occidental have each agreed to provide certain indemnifications to Equistar with respect to the petrochemicals and polymers businesses contributed by the partners. In addition, Equistar agreed to assume third party claims that are related to certain pre-closing contingent liabilities that are asserted prior to December 1, 2004 as to Lyondell and Millennium Petrochemicals, and May 15, 2005 as to certain Occidental subsidiaries, to the extent the aggregate thereof does not exceed $7 million to each partner, subject to certain terms of the respective asset contribution agreements. As of December 31, 2001, Equistar had incurred approximately $5 million under the $7 million indemnification basket with respect to the business contributed by Lyondell. Equistar also agreed to assume third party claims that are related to certain pre-closing contingent liabilities that are asserted for the first time after December 1, 2004 as to Lyondell and Millennium Petrochemicals, and for the first time after May 15, 2005 as to certain Occidential subsidiaries. As of September 30, 2001, Equistar, Lyondell, Millennium Petrochemicals and certain subsidiaries of Occidental amended the asset contribution agreements governing these indemnification obligations to clarify the treatment of, and procedures pertaining to the management of, certain claims arising under the asset contribution agreements. Lyondell believes that these amendments do not materially change the asset contribution agreements.

Environmental Remediation--As of December 31, 2001, Lyondell's environmental liability for future remediation costs at its plant sites and a limited number of Superfund sites totaled $26 million. The liabilities per site range from less than $1 million to $11 million and are expected to be incurred over the next two to seven years. In the opinion of management, there is currently no material estimable range of loss in excess of the amount recorded for these sites. However, it is possible that new information about the sites for which the accrual has been established, new technology or future developments such as involvement in investigations by regulatory agencies, could require Lyondell to reassess its potential exposure related to environmental matters.

                            LYONDELL CHEMICAL COMPANY

Clean Air Act--The eight-county Houston/Galveston region has been designated a severe non-attainment area for ozone by the U.S. Environmental Protection Agency ("EPA"). Emission reduction controls for nitrogen oxides ("NOx") must be installed at LCR's refinery and each of Lyondell's two facilities and Equistar's six facilities in the Houston/Galveston region. Lyondell estimates that aggregate related capital expenditures could total between $400 million and $500 million for Lyondell, Equistar and LCR before the 2007 deadline. Lyondell's direct share of such expenditures could total between $65 million and $80 million. Lyondell's proportionate share of Equistar's expenditures could total between $85 million and $105 million, and Lyondell's proportionate share of LCR's expenditures could total between $75 million and $95 million. The timing and amount of these expenditures are subject to regulatory and other uncertainties, as well as obtaining the necessary permits and approvals. In January 2001, Lyondell and an organization composed of industry participants filed a lawsuit to encourage adoption of their alternative plan to achieve the same air quality improvement with less negative economic impact on the region. Adoption of the alternative plan, as sought by the lawsuit, is expected to reduce the estimated capital investments for NOx reductions required by Lyondell, Equistar and LCR to comply with the standards. However, there can be no guarantee as to the ultimate capital cost of implementing any final plan developed to ensure ozone attainment by the 2007 deadline.

In the United States, the Clean Air Act Amendments of 1990 set minimum levels for oxygenates, such as MTBE, in gasoline sold in areas not meeting specified air quality standards. The presence of MTBE in some water supplies in California and other states due to gasoline leaking from underground storage tanks and in surface water from recreational water craft has led to public concern about the use of MTBE. Certain federal and state governmental initiatives have sought either to rescind the oxygenate requirement for reformulated gasoline or to restrict or ban the use of MTBE. These initiatives or other governmental actions could result in a significant reduction in Lyondell's MTBE sales, which represented approximately 35% of Lyondell's 2001 revenues. Lyondell has developed technologies to convert TBA into alternate gasoline blending components should it be necessary to reduce MTBE production in the future. However, implementation of such technologies would require additional capital investment.

The Clean Air Act specified certain emissions standards for vehicles beginning in the 1994 model year and required the EPA to study whether further emissions reductions from vehicles were necessary. In 1998, the EPA concluded that additional controls on gasoline and diesel fuel were necessary to meet these emission standards. New standards for gasoline were finalized in 1999 and will require refiners to produce a low sulfur gasoline by 2004, with final compliance by 2006. A new "on-road" diesel standard was adopted in January 2001 and will require refiners to produce ultra low sulfur diesel by June 2006, with some allowance for a conditional phase-in period that could extend final compliance until 2009. Lyondell estimates that these standards will result in increased capital investment for LCR, totaling between $175 million to $225 million for the new gasoline standards and $250 million to $300 million for the new diesel standard, between now and the implementation dates. Lyondell's share of LCR's capital expenditures would be between $250 million and $300 million. In addition, these standards could result in higher operating costs for LCR. Equistar's business may also be impacted if these standards increase the cost for processing fuel components.

General--Lyondell is involved in various lawsuits and proceedings. Subject to the uncertainty inherent in all litigation, management believes the resolution of these proceedings will not have a material adverse effect on the financial position, liquidity or results of operations of Lyondell.

In the opinion of management, any liability arising from the matters discussed in this note is not expected to have a material adverse effect on the financial position or liquidity of Lyondell. However, the adverse resolution in any reporting period of one or more of these matters discussed in this note could have a material impact on Lyondell's results of operations for that period without giving effect to contribution or indemnification obligations of co-defendants or others, or to the effect of any insurance coverage that may be available to offset the effects of any such award.

                            LYONDELL CHEMICAL COMPANY

20.  Stockholders' Equity

Preferred Stock--Lyondell has authorized 80 million shares of $.01 par value preferred stock. As of December 31, 2001, none was outstanding.

Common Stock--In May 1999, Lyondell issued 40.25 million shares of common stock at $19 per share. The net proceeds of $736 million were credited to "Common stock" and "Additional paid in capital" in the Consolidated Balance Sheet.

Basic and Diluted Earnings per Share--Basic earnings per share for income (loss) before extraordinary items for the periods presented are computed based upon the weighted average number of shares outstanding for the periods. Diluted earnings per share for income (loss) before extraordinary items include the effect of outstanding stock options issued under the Executive Long-Term Incentive Plan and the Incentive Stock Option Plan. These stock options were antidilutive in 2001 and 1999. Earnings (loss) per share ("EPS") data is as follows for the years ended December 31:

                                                    2001                        2000                        1999
                                       --------------------------     ------------------------     -------------------------
Thousands of shares                       Shares            EPS          Shares         EPS          Shares           EPS
-------------------                    -------------     ----------   ------------   ----------    -----------     ---------
Basic                                    117,563           $(1.24)      117,557        $ 4.00         103,115       $(.77)
Dilutive effect of options                    --               --           221          (.01)             --          --
                                       -------------     ----------   ------------   ----------    -----------     ---------
Diluted                                  117,563           $(1.24)      117,778        $ 3.99         103,115       $(.77)
                                       =============     ==========   ============   ==========    ===========     =========

Accumulated Other Comprehensive Loss--The components of accumulated other comprehensive loss were as follows at December 31:

Millions of dollars                            2001     2000
-------------------                            -----    -----
Foreign currency translation                   $(300)   $(247)
Minimum pension liability                        (95)     (11)
Unrealized loss on derivative instruments         (2)      --
                                               -----    -----
  Total accumulated other comprehensive loss   $(397)   $(258)
                                               =====    =====

Treasury Stock--From time to time Lyondell purchases its shares in the open market to issue under its employee compensation and benefits plans, including stock option and restricted stock plans. For the years ended December 31, 2001, 2000 and 1999, respectively, Lyondell reissued, under the Restricted Stock Plan, 2,587 shares, 60,436 shares and 299,227 shares previously purchased.

1999 Incentive Plan--The 1999 Long-Term Incentive Plan ("1999 LTIP") provides for the grant of awards to employees of Lyondell and its subsidiaries. Awards to employees may be in the form of (i) stock options, (ii) stock appreciation rights, payable in cash or common stock, (iii) restricted grants of common stock or units denominated in common stock, (iv) performance grants denominated in common stock or units denominated in common stock that are subject to the attainment of one or more goals, (v) grants of rights to receive the value of a specified number of shares of common stock (phantom stock), and (vi) a cash payment. Awards of common stock under the 1999 LTIP are generally limited to the lesser of ten million shares or 10% of the number of shares of common stock outstanding at the time of granting of the award. During 2001, Lyondell awarded stock option grants for 3,143,231 shares and grants for 797,949 performance shares under this plan. The weighted-average grant-date fair value of the performance share grants was $16.25 per share. During 2000, Lyondell awarded stock option grants for 2,228,241 shares and grants for 706,345 performance shares under this plan. The weighted-average grant-date fair value of the performance share grants was $12.91 per share.

                            LYONDELL CHEMICAL COMPANY

Restricted Stock Plan--Under the 1995 Restricted Stock Plan, one million shares of common stock are available for grants and awards to officers and other key management employees. Lyondell grants fixed awards of common stock that are forfeitable and subject to restrictions on transfer. Vesting is contingent on the participant's continuing employment at Lyondell for a period specified in the award. During 2001, 2000 and 1999 Lyondell granted and issued restricted stock of 2,587 shares, 60,436 shares and 299,277 shares respectively, to officers and employees. The shares vest on various dates through May 4, 2003, depending upon the terms of the individual grants. Employees are entitled to receive dividends on the restricted shares.

Rights to Purchase Common Stock--On December 8, 1995, the Board of Directors of Lyondell declared a dividend of one right ("Right") for each outstanding share of Lyondell's common stock to stockholders of record on December 20, 1995. The Rights become exercisable upon the earlier of: (i) ten days following a public announcement by another entity that it has acquired beneficial ownership of 15% or more of the outstanding shares of common stock; or (ii) ten business days following the commencement of a tender offer or exchange offer to acquire beneficial ownership of 15% or more of the outstanding shares of common stock, except under certain circumstances. The Rights expire at the close of business on December 8, 2005 unless earlier redeemed at a price of $.0005 per Right or exchanged by Lyondell as described in the Rights Agreement dated as of December 8, 1995.

Stock Options--The following table summarizes activity relating to stock options under the 1999 LTIP. As of December 31, 2001, options covering 6,636,163 shares were outstanding at prices ranging from $11.25 to $20.00 per share. Of these, 5,223,998 shares with a weighted average remaining life of 9 years were outstanding at a weighted average price of $14.89 per share, of which 910,630 shares were exercisable at a weighted average price of $13.09 per share. In addition, 1,412,165 shares with a weighted average remaining life of 7 years were outstanding at a weighted average price of $18.17 per share, of which 995,031 shares were exercisable at a weighted average price of $18.17 per share.

                                                                   Average
                                               Number           Option Price
                                              of Shares           Per Share
                                            ----------------   ----------------
Balance, January 1, 1999                               --        $    --
  Granted                                       1,756,098          17.82
  Cancelled                                      (132,664)         18.13
                                            ----------------
Balance, December 31, 1999                      1,623,434          17.79
  Granted                                       2,228,241          13.07
  Cancelled                                      (185,908)         16.64
                                            ----------------
Balance, December 31, 2000                      3,665,767          14.98
  Granted                                       3,143,231          16.25
  Exercised                                       (49,618)         12.91
  Cancelled                                      (123,217)         15.06
                                            ----------------
Balance, December 31, 2001                      6,636,163        $ 15.59
                                            ================

                            LYONDELL CHEMICAL COMPANY

Lyondell's Executive Long-Term Incentive Plan ("LTI Plan") became effective in November 1988. The last stock options granted under the LTI Plan were granted in March 1994. No additional stock option grants will be made under this plan. As of December 31, 2001, options covering 529,839 shares were outstanding under the LTI Plan with a weighted average remaining life of 1 year, all of which were exercisable at prices ranging from $23.00 to $26.00 per share.

The following summarizes stock option activity for the LTI Plan:

                                                    Average
                                      Number      Option Price
                                     of Shares     Per Share
                                 --------------   -------------
Balance, January 1, 1999              616,481       $ 23.61
    Cancelled                          (7,884)        23.62
                                 ----------------
Balance, December 31, 1999            608,597         23.61
    Exercised                          (6,850)        20.25
    Cancelled                          (5,483)        21.30
                                 ----------------
Balance, December 31, 2000            596,264         23.67
    Cancelled                         (66,425)        20.25
                                 ----------------
Balance, December 31, 2001            529,839       $ 24.09
                                 ================

Lyondell's Incentive Stock Option Plan ("ISO Plan"), a tax qualified plan, became effective in January 1989. The last stock options granted under the ISO Plan were granted in March 1993. No additional grants will be made under the ISO Plan. At December 31, 1999, no stock options were outstanding. The following summarizes stock option activity for the ISO Plan:

                                                         Average
                                         Number        Option Price
                                       of Shares         Per Share
                                   ---------------   ---------------
Balance January 1, 1999                 145,191          $ 30.00
  Cancelled                            (145,191)           30.00
                                   ---------------
Balance, December 31, 1999                   --
                                   ===============

                            LYONDELL CHEMICAL COMPANY

Employee stock options are accounted for under the intrinsic value based method prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. Accordingly, no compensation cost has been recognized in connection with stock option grants under the plans. The pro forma impact on net income and earnings per share from calculating compensation expense in the manner described in SFAS No. 123, Accounting for Stock-Based Compensation, in 2001, 2000 and 1999 was approximately $8 million, $6 million and $6 million, or $.07 per share, $.05 per share and $.06 per share, respectively. The fair value per share of options granted was estimated as of the date of grant using the Black-Scholes option-pricing model and the following assumptions.


                                                      2001               2000              1999
                                                  --------------    -------------      -----------
Fair value per share of options granted              $ 4.08             $ 4.04            $ 4.67
Fair value assumptions:
  Dividend yield                                       5.88%                 5%                5%
  Expected volatility                                    42%                46%               35%
  Risk-free interest rate                              5.28%               6.5%                5%
  Maturity, in years                                     10                 10                10


21.  Supplemental Cash Flow Information

Supplemental cash flow information is summarized as follows for the years ended December 31:


Millions of dollars                                2001               2000                1999
-------------------                           ---------------    ---------------     ---------------
Interest paid                                    $  372             $  521               $  570
                                              ===============    ===============     ===============
Net income taxes (received) paid                 $  (12)            $   57               $  (91)
                                              ===============    ===============     ===============


Effective December 31, 1999, Lyondell made a noncash capital contribution to LCR by converting $47 million of its note receivable from LCR to a capital investment in LCR.

22.  Segment and Related Information

Lyondell operates in four reportable segments: (i) intermediate chemicals and derivatives; (ii) petrochemicals; (iii) polymers; and (iv) refining. The accounting policies of the segments are the same as those described in "Summary of Significant Accounting Policies" (see Note 2). The methanol operations are not a reportable segment.

No customer accounted for 10% or more of consolidated sales during the three years ended December 31, 2001. However, under the terms of LCR's Products Agreement (see Note 9), CITGO purchases substantially all of the refined products of the refining segment.

                            LYONDELL CHEMICAL COMPANY

Summarized financial information for Lyondell's reportable segments is shown in the following table.

                          Intermediate
                         Chemicals and
Millions of dollars       Derivatives    Petrochemicals      Polymers       Refining        Other           Total
-------------------      --------------  ---------------   -------------  -------------  -------------   ----------
2001
----
Sales and other
 operating revenues         $ 3,226        $   --         $    --         $   --         $  --           $  3,226
Operating income                112            --              --             --            --                112
Income (loss) from equity
 investments                     --           113             (77)           129          (125)                40
Total assets                  5,887           286             113            258           159              6,703
Capital expenditures             68            --              --             --            --                 68
Depreciation and
 amortization expense           269            --              --             --            --                269

2000
----
Sales and other
 operating revenues         $ 4,036        $   --         $    --         $   --         $  --            $ 4,036
Operating income                339            --              --             --            --                339
Income (loss) from equity
 investments                     --           285             (76)            86           (96)               199
Total assets                  6,150           336             140            249           172              7,047
Capital expenditures            104            --              --             --            --                104
Depreciation and
 amortization expense           279            --              --             --            --                279

1999
----
Sales and other
 operating revenues         $ 3,693        $   --         $    --         $   --         $  --            $ 3,693
Operating income                404            --              --             --            --                404
Income (loss) from equity
 investments                    --            183              21             23          (151)                76
Total assets                  8,557           314             140            271           216              9,498
Capital expenditures            131            --              --             --            --                131
Depreciation and
 amortization expense           330            --              --             --            --                330

The following table presents the details of "Income (loss) from equity investments" as presented above in the "Other" column for the years ended December 31:

Millions of dollars                                             2001               2000               1999
-------------------                                        ---------------    ---------------    ---------------
Equistar items not allocated to segments:
    Principally general and administrative expenses
       and interest expense, net                              $  (116)            $  (108)           $  (171)
    Other income, net                                               3                  --                 19
Income (loss) from equity investment in LMC                       (12)                 12                  1
                                                           ---------------    ---------------    ---------------
    Total--Other                                              $  (125)            $  (96)            $  (151)
                                                           ===============    ===============    ===============

                            LYONDELL CHEMICAL COMPANY

The following table presents the details of "Total assets" as presented above in the "Other" column for the years ended December 31:


Millions of dollars                                2001                 2000                1999
-------------------                            ---------------    ---------------    ---------------
Equistar items not allocated to segments:
    Goodwill                                       $   87             $   99            $  113
    Other assets                                       36                 24                40
Equity investment in LMC                               36                 49                63
                                                ---------------    ---------------   ---------------
    Total--Other                                   $  159             $  172            $  216
                                                ===============    ===============    ===============


The following "Revenues" by country data are based upon the location of the use of the product. The "Long-lived assets" by country data is based upon the location of the assets.


                                          Revenues                            Long-Lived Assets
                           ---------------------------------------    ---------------------------------------
Millions of dollars          2001          2000           1999          2001          2000           1999
-------------------        ----------    ----------     ----------    ----------    ----------     ----------
United States               $ 1,765       $ 2,101        $ 1,826       $ 1,382       $ 1,482        $ 2,944
Foreign                       1,461         1,935          1,867           911           947          1,347
                           ----------    ----------     ----------    ----------    ----------     ----------
  Total                     $ 3,226       $ 4,036        $ 3,693       $ 2,293       $ 2,429        $ 4,291
                           ==========    ==========     ==========    ==========    ==========     ==========


Foreign long-lived assets primarily consist of the net property, plant and equipment of two plants, located near Rotterdam, The Netherlands, and Fos-sur-Mer, France, both of which are part of the IC&D segment.

23.  Unaudited Quarterly Results

                                                                     For the quarter ended
                                               --------------------------------------------------------------------
Millions of dollars, except per share data       March 31         June 30         September 30       December 31
------------------------------------------     -------------    ------------     ---------------    ---------------
2001
----
Sales and other operating revenues                $  857          $  902          $  750             $  717
Operating income (loss)                               31              66             (26)                41
Income (loss) from equity investments                  2              42              17                (21)
Net income (loss)   (a)                              (34)              4             (67)               (53)
Basic and diluted earnings (loss) per
  share before extraordinary item  (b)              (.29)            .04            (.57)              (.42)

2000
----
Sales and other operating revenues                $1,136          $  976          $  975             $  949
Operating income                                      87             142              97                 13
Income from equity investments                        50              66              83                 --
Net income (loss)   (c)                              306              46             133                (48)
Basic and diluted earnings (loss) per
  share before extraordinary item (a) (b)           2.69             .39            1.13               (.38)

--------------
(a) The fourth quarter of 2001 included an extraordinary loss on early extinguishment of debt of $5 million, or $.04 per share.
(b) Earnings per common share calculations for each of the quarters are based upon the weighted average number of shares outstanding for each period
    (basic earnings per share). The sum of the quarters may not necessarily be equal to the full year earnings per share amount.
(c) The first and third quarters of 2000 included after-tax gains on asset sales of $369 million, or $3.14 per share, and $31 million, or $.26 per share, respectively. The first, second and fourth quarters of 2000 included an extraordinary loss on early extinguishment of debt of $11 million, or $.09 per share, $19 million, or $.16 per share, and $3 million, or $.03 per share, respectively.

                            LYONDELL CHEMICAL COMPANY

24. Subsequent Event

Early in 2002, Lyondell and Occidental agreed in principle for Lyondell's acquisition of Occidental's 29.5% interest in Equistar and for Occidental's acquisition of an equity interest in Lyondell. Upon consummation of these transactions, Occidental would receive the following from Lyondell:

     . 30 to 34 million shares of newly issued Lyondell Series B Common Stock, with the final number to be determined at closing of this transaction. These shares would have the same rights as Lyondell's regular common stock with the exception of the dividend. The Series B Common Stock would pay a dividend at the same rate as the regular common stock but, at Lyondell's option, the dividend may be paid in additional shares of Series B Common Stock or in cash. These new Series B shares also would include provisions for conversion to regular common stock three years after issuance or earlier in certain circumstances;

     . five-year warrants to acquire five million shares of Lyondell regular common stock at $25 per share, subject to adjustment upon the occurrence of certain events; and

     . a contingent payment equivalent in value to 7.38% of Equistar's cash distributions for 2002 and 2003, up to a total of $35 million, payable in cash, Series B Common Stock or regular common stock, as determined by Lyondell.

These transactions are subject to negotiation, completion and execution of definitive documentation, compliance with the applicable provisions of the partnership agreement and the parent agreement, approval by the boards of directors of Lyondell and Occidental, approval by Lyondell's stockholders, regulatory approvals and other customary conditions. There can be no assurance that the proposed transactions will be completed.

25.  Supplemental Guarantor Information

ARCO Chemical Technology Inc. ("ACTI"), ARCO Chemical Technology L.P. ("ACTLP") and Lyondell Chemical Nederland, Ltd. ("LCNL") are guarantors, jointly and severally, (collectively "Guarantors") of the $393 million senior secured notes issued in December 2001 and the $500 million senior subordinated notes and $1.9 billion senior secured notes issued in May 1999. LCNL, a Delaware corporation, is a wholly owned subsidiary of Lyondell that owns a Dutch subsidiary that operates a chemical production facility near Rotterdam, The Netherlands. ACTI is a Delaware corporation, which holds the investment in ACTLP. ACTLP is a Delaware limited partnership, which holds and licenses technology to other Lyondell affiliates and to third parties. Separate financial statements of the Guarantors are not considered to be material to the holders of the senior subordinated notes and senior secured notes. The following condensed consolidating financial information present supplemental information for the Guarantors as of December 31, 2001 and 2000 and for the three years ended December 31, 2001.

                         LYONDELL CHEMICAL COMPANY

                  CONDENSED CONSOLIDATING FINANCIAL INFORMATION
                 As of and for the year ended December 31, 2001

                                                                          Non-                          Consolidated
Millions of dollars                       Lyondell      Guarantors      Guarantors      Eliminations      Lyondell
-------------------                     ------------   -------------   -------------   --------------   ------------
BALANCE SHEET

Total current assets                     $   781         $   132        $   294         $     --         $ 1,207
Property, plant and equipment, net           915             516            862               --           2,293
Other investments and
  long-term receivables                    7,007             461          1,537           (7,386)          1,619
Goodwill, net                                453             389            260               --           1,102
Other assets                                 344              88             50               --             482
                                        ------------   -------------   -------------   --------------   ------------
Total assets                             $ 9,500         $ 1,586        $ 3,003         $ (7,386)        $ 6,703
                                        ============   =============   =============   ==============   ============

Current maturities of long-term debt     $     7         $    --        $    --         $     --         $     7
Other current liabilities                    391              73             88               --             552
Long-term debt                             3,844              --              2               --           3,846
Other liabilities                            515              55             13               --             583
Deferred income taxes                        611             133             46               --             790
Intercompany liabilities (assets)          3,383          (1,101)        (2,282)              --              --
Minority interest                             --              --            176               --             176
Stockholders' equity                         749           2,426          4,960           (7,386)            749
                                        ------------   -------------   -------------   --------------   ------------
Total liabilities and
  stockholders' equity                   $ 9,500         $ 1,586        $ 3,003         $ (7,386)        $ 6,703
                                        ============   =============   =============   ==============   ============

STATEMENT OF INCOME

Sales and other operating revenues       $ 2,211         $   786        $ 1,605         $ (1,376)        $ 3,226
Cost of sales                              2,156             559          1,432           (1,376)          2,771
Selling, general and
  administrative expenses                     79              16             54               --             149
Research and development expense              32              --             --               --              32
Amortization of goodwill
  and other intangibles                       70              18             11               --              99
Unusual charges                               63              --             --               --              63
                                        ------------   -------------   -------------   --------------   ------------
Operating income (loss)                     (189)            193            108               --             112
Interest (expense) income, net              (384)              3             12               --            (369)
Other (expense) income, net                 (127)            (83)           206               --              (4)
Income from equity investments               616              --             60             (636)             40
Intercompany income                          267             335            128             (730)             --
(Benefit from) provision for
  income taxes                                62             152            174             (464)            (76)
                                        ------------   -------------   -------------   --------------   ------------
Income (loss) before
  extraordinary items                        121             296            340             (902)           (145)
Extraordinary items, net of taxes             (5)             --             --               --              (5)
                                        ------------   -------------   -------------   --------------   ------------
Net income (loss)                        $   116         $   296        $   340         $   (902)        $  (150)
                                        ============   =============   =============   ==============   ============

                         LYONDELL CHEMICAL COMPANY

                      For the year ended December 31, 2001

                                                                            Non-                        Consolidated
Millions of dollars                       Lyondell      Guarantors      Guarantors      Eliminations      Lyondell
-------------------                     ------------   -------------   -------------   --------------  --------------
STATEMENT OF CASH FLOWS

Net income (loss)                        $   116         $   296        $   340         $   (902)       $   (150)
Adjustments to reconcile net
 income  (loss)  to net cash  (used in)
 provided by operating activities:
   Depreciation and amortization             138              47             84               --             269
   Extraordinary items                         5              --             --               --               5
   Net changes in working
      capital and other                     (662)            119           (284)             902              75
                                        ------------   -------------   -------------   --------------  --------------
   Net cash (used in)
      provided by operating activities      (403)            462            140               --             199

                                        ------------   -------------   -------------   --------------  --------------

Expenditures for property,
  plant and equipment                        (17)             (8)           (43)              --             (68)
Contributions and advances
  to affiliates                               61            (115)          (119)              --            (173)
Distributions from affiliates
  in excess of earnings                      (10)             --             60               --              50
Other                                        470              --             --             (470)             --
                                        ------------   -------------   -------------   --------------  --------------
  Net cash provided by
    (used in) investing activities           504            (123)          (102)            (470)           (191)

                                        ------------   -------------   -------------   --------------  --------------

Payment of debt issuance costs               (15)             --             --               --             (15)
Proceeds from issuance of
  long-term debt                             393              --             --               --             393
Repayment of long-term debt                 (394)             --             --               --            (394)
Dividends paid                              (106)           (426)           (44)             470            (106)
                                        ------------   -------------   -------------   --------------  --------------
  Net cash used in
    financing activities                    (122)           (426)           (44)             470            (122)
                                        ------------   -------------   -------------   --------------  --------------

Effect of exchange rate
  changes on cash                             --              67            (67)              --              --
                                        ------------   -------------   -------------   --------------  --------------

Decrease in cash and
  cash equivalents                           (21)            (20)           (73)              --            (114)
Cash and cash equivalents:
  Beginning of year                          142              20             98               --             260
                                        ------------   -------------   -------------   --------------  --------------
  End of year                            $   121         $    --        $    25         $     --        $    146
                                        ============   =============   =============   ==============  ==============

                         LYONDELL CHEMICAL COMPANY

                  CONDENSED CONSOLIDATING FINANCIAL INFORMATION
                 As of and for the year ended December 31, 2000

                                                                          Non-                         Consolidated
Millions of dollars                      Lyondell      Guarantors      Guarantors      Eliminations      Lyondell
-------------------                  --------------  --------------  --------------   --------------  --------------
BALANCE SHEET

Total current assets                    $   695         $   242         $   408         $     --        $ 1,345
Property, plant and equipment, net          980             566             883               --          2,429
Other investments and
  long-term receivables                   6,914             413           1,638           (7,359)         1,606
Goodwill, net                               476             414             262               --          1,152
Other assets                                398              61              48                8            515
                                     --------------  --------------  --------------   --------------  --------------
Total assets                            $ 9,463         $ 1,696         $ 3,239         $ (7,351)       $ 7,047
                                     ==============  ==============  ==============   ==============  ==============

Current maturities of long-term debt    $    10         $    --         $    --         $     --        $    10
Other current liabilities                   556              73              95               --            724
Long-term debt                            3,842              --               2               --          3,844
Other liabilities                           378              59               4               --            441
Deferred income taxes                       556             140               6               --            702
Intercompany liabilities (assets)         2,976          (1,095)         (1,889)               8             --
Minority interest                            --              --             181               --            181
Stockholders' equity                      1,145           2,519           4,840           (7,359)         1,145
                                     --------------  --------------  --------------   --------------  --------------
Total liabilities and
  stockholders' equity                  $ 9,463         $ 1,696         $ 3,239         $ (7,351)       $ 7,047
                                     ==============  ==============  ==============   ==============  ==============

STATEMENT OF INCOME

Sales and other operating revenues      $ 2,794         $   936         $ 1,585         $ (1,279)       $ 4,036
Cost of sales                             2,441             673           1,536           (1,279)         3,371
Selling, general and
   administrative expenses                  141               5              44               --            190
Research and development expense             32              --               3               --             35
Amortization of goodwill
   and other intangibles                     67              22              12               --            101
                                     --------------  --------------  --------------   --------------  --------------
Operating income                            113             236             (10)              --            339
Interest income (expense), net             (481)              1              18               --           (462)
Other income (expense), net                (155)           (128)            310               --             27
Gain on sale of assets                       --              (9)            599               --            590
Income from equity investments            1,048              --             215           (1,064)           199
Intercompany income (expense)               (88)            156             181             (249)            --
Provision for income taxes                  140              82             423             (422)           223
                                     --------------  --------------  --------------   --------------  --------------
Income before
   extraordinary items                      297             174             890             (891)           470
Extraordinary items, net of taxes           (33)             --              --               --            (33)
                                     --------------  --------------  --------------   --------------  --------------
Net income                              $   264         $   174         $   890         $   (891)       $   437
                                     ==============  ==============  ==============   ==============  ==============

                         LYONDELL CHEMICAL COMPANY

                      For the year ended December 31, 2000

                                                                            Non-                         Consolidated
Millions of dollars                      Lyondell        Guarantors      Guarantors      Eliminations      Lyondell
-------------------                    --------------  --------------  --------------   --------------  --------------
STATEMENT OF CASH FLOWS

Net income                               $    264        $    174      $     890        $    (891)        $   437
Adjustments to reconcile net
 income (loss) to net cash provided
 by (used in) operating activities:
   Gain on sale of assets                      --               9           (599)              --            (590)
   Depreciation and amortization              148              57             74               --             279
   Extraordinary items                         33              --             --               --              33
   Net changes in working
     capital and other                       (101)           (292)          (596)             891             (98)
                                       --------------   -------------  --------------   --------------  --------------
   Net cash provided by
    (used in) operating activities            344             (52)          (231)              --              61
                                       --------------   -------------  --------------   --------------  --------------

Proceeds from sales of assets, net of
   cash sold                                1,903              216           378               --           2,497
Expenditures for property,
   plant and equipment                        (27)            (36)           (41)              --            (104)
Contributions and advances
   to affiliates                               12              --            (52)              --             (40)
Distributions from affiliates
   in excess of earnings                      (19)             --            104               --              85
Other                                         249              --             --             (249)             --
                                       --------------   -------------  --------------   --------------  --------------
   Net cash provided by
     investing activities                   2,118             180            389             (249)          2,438
                                       --------------   -------------  --------------   --------------  --------------

Payment of debt issuance costs                (20)             --             --               --             (20)
Proceeds from issuance of
   long-term debt                              --              --             --               --              --
Repayment of long-term debt                (2,416)             --             (1)              --          (2,417)
Dividends paid                               (106)            (91)          (158)             249            (106)
                                       --------------   -------------  --------------   --------------  --------------
   Net cash used in
     financing activities                  (2,542)            (91)          (159)             249          (2,543)
                                       --------------   -------------  --------------   --------------  --------------

Effect of exchange rate
   changes on cash                             --             (49)            46               --              (3)
                                       --------------   -------------  --------------   --------------  --------------

(Decrease) increase in cash and
   cash equivalents                           (80)            (12)            45               --             (47)
Cash and cash equivalents:
   Beginning of year                          222              32             53               --             307
                                       --------------   -------------  --------------   --------------  --------------
   End of year                           $    142        $     20      $      98        $      --         $   260
                                       ==============   =============  ==============   ==============  ==============

                         LYONDELL CHEMICAL COMPANY

                  CONDENSED CONSOLIDATING FINANCIAL INFORMATION
                      For the year ended December 31, 1999

                                                                        Non-                          Consolidated
Millions of dollars                     Lyondell       Guarantors      Guarantors      Eliminations      Lyondell
-------------------                  --------------  --------------  --------------   --------------  --------------
STATEMENT OF INCOME

Sales and other operating revenues      $ 2,602        $    796       $    882         $   (587)        $ 3,693
Cost of sales                             1,976             556            946             (587)          2,891
Selling, general and
   administrative expenses                  167              --             73               --             240
Research and development expense             44              --             14               --              58
Amortization of goodwill
   and other intangibles                     56              35              9               --             100
                                     --------------  --------------  --------------   --------------  --------------
Operating income (loss)                     359             205           (160)              --             404
Interest (expense) income, net             (606)              3             14               --            (589)
Other income (expense), net                  24            (146)           127               --               5
Income from equity investments              395              --             94             (413)             76
Intercompany income                          13             225            176             (414)             --
Provision for income taxes                   43              67             58             (192)            (24)
                                     --------------  --------------  --------------   --------------  --------------
Income (loss) before
   extraordinary items                      142             220            193             (635)            (80)
Extraordinary items, net of taxes           (35)             --             --               --             (35)
                                     --------------  --------------  --------------   --------------  --------------
Net income (loss)                       $   107        $    220       $    193         $   (635)        $  (115)
                                     ==============  ==============  ==============   ==============  ==============

                            LYONDELL CHEMICAL COMPANY


                                                For the year ended December 31, 1999

                                                                             Non-                          Consolidated
Millions of dollars                        Lyondell      Guarantors       Guarantors    Eliminations         Lyondell
-------------------                      -------------  -------------  -------------   ---------------    ---------------

STATEMENT OF CASH FLOWS
Net income (loss)                           $   107          $  220           $  193          $ (635)           $   (115)
Adjustments to reconcile net
  income to net cash (used in)
  provided by operating activities:
    Depreciation and amortization               194              61               75              --                 330
    Extraordinary items                          35              --               --              --                  35
    Net changes in working
      capital and other                        (398)            (71)            (116)            635                  50
                                         -------------  -------------  -------------   ---------------    ---------------
    Net cash (used in)
      provided by operating activities          (62)            210              152              --                 300
                                         -------------  -------------  -------------   ---------------    ---------------

Expenditures for property,
    plant and equipment                         (97)            (15)             (19)             --                (131)
Contributions and advances
    to affiliates                               (18)             --              (34)             --                 (52)
Distributions from affiliates
    in excess of earnings                        --               --             134              --                 134
Other                                           425               1                4            (426)                  4
                                        -------------  -------------  -------------   ---------------    ---------------
     Net cash provided by
       (used in) investing activities           310             (14)              85            (426)                (45)
                                        -------------  -------------  -------------   ---------------    ---------------

Repayment of long-term debt                  (4,122)             --               --              --              (4,122)
Proceeds from issuance of
     long-term debt                           3,400              --               --              --               3,400
Payment of debt issuance costs                 (107)             --               --              --                (107)
Issuance of common stock                        736              --               --              --                 736
Dividends paid                                  (97)           (167)            (259)            426                 (97)
Other                                             8              --               --              --                   8
                                         -------------  -------------  -------------   ---------------    ---------------
     Net cash used in
       financing activities                    (182)           (167)            (259)            426                (182)
                                         -------------  -------------  -------------   ---------------    ---------------

Effect of exchange rate
     changes on cash                            --              (28)              29              --                   1
                                         -------------  -------------  -------------   ---------------    ---------------

Increase in cash and
     cash equivalents                           66                1                7              --                  74
Cash and cash equivalents:
     Beginning of year                         156               31               46              --                 233
                                         -------------  -------------  -------------   --------------     ---------------
     End of year                            $  222           $   32           $   53          $   --            $    307
                                         =============  =============  =============   ==============     ===============
